This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
Subject to Completion, dated August 3, 2007
PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)
The Bear Stearns Companies Inc.
$[●] Medium-Term Notes, Series B, Linked to a Portfolio of Indices and Index Funds
Due August [●], 2012
•
The Notes are fully principal protected if held to maturity and are linked to the potential positive performance of a portfolio comprised of six indices and two index funds. The following are the six indices and their respective Weightings in the portfolio: (1) 45% the S&P 500® Index; (2) 15% the S&P 400 MidCap Index™; (3) 9% the Dow Jones STOXX 50® Index; (4) 8% the S&P 600 SmallCap Index™; (5) 6% the Nikkei 225™ Stock Index; and (6) 6% the Dow Jones AIG Commodity IndexSM (each such index an “Index” and together the “Indices”). The following are the two index funds and their respective Weightings in the portfolio: (1) 6% the iShares Dow Jones U.S. Real Estate Index Fund and (2) 5% the iShares MSCI Emerging Markets Index Fund (each such index fund an “Index Fund” and together the “Index Funds”). Each such Index or Index Fund will be a “Component” and the eight Components together will constitute the “Portfolio”. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes with a principal amount of $1,000.

•
On the Maturity Date, you will receive the Cash Settlement Value, which is based on the appreciation, if any, in the Portfolio over the term of the Notes as measured by the Portfolio Return. The “Portfolio Return” is calculated as the weighted average of the eight Component Performances, where the “Component Performance” with respect to a Component measures the average level of such Component as of two Observation Dates relative to its respective Initial Component Level on the Pricing Date.

•
If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value for each Note will be equal to the sum of (A) the principal amount of the Note plus (B) the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) Participation Rate.

•
If, at maturity, the Portfolio Return is equal to or less than zero, then the Cash Settlement Value for each Note will be $1,000. Because the Notes are principal protected if held to maturity, in no event will the Cash Settlement Value for each Note held to maturity be less than $1,000.

•	The CUSIP number for the Notes is 073928X32.
•	The Issuer will not pay interest on the Notes.
•	The Notes will not be listed on any securities exchange or quotation system.
•
The Maturity Date for the Notes is expected to be August [●], 2012, however, if the Final Observation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Observation Date.

•
The Observation Dates for each Component are expected to be February [●], 2010 and August [●], 2012 (the “Final Observation Date”). Each Observation Date, including the Final Observation Date, is subject to adjustment as described herein.

•	The Participation Rate is [115.00-120.00]%
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID, AND THEREFORE THE NOTES THEMSELVES ARE NOT, AND WOULD NOT BE, LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-12.
Each Index is a service mark or trademark of the sponsor of that Index and has been, or will be, licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the performance of the Components, are not sponsored, endorsed, sold or promoted by the sponsor or issuer, as applicable, of any Component; and the sponsors or issuers, as applicable, of such Components make no representations regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price	[●]%‡	$[●]
Agent’s discount	[●]%	$[●]
Proceeds, before expenses, to us	[●]%	$[●]
‡[Any additional reissuance will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and the levels of the Components at the time of the relevant sale.]
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about [●], against payment in immediately available funds.
We may grant Fifth Third Securities, Inc. a 13-day option from the date of the final pricing supplement to purchase from us up to an additional $[●] of Notes at the public offering price to cover any over-allotments.
_______________
Fifth Third Securities, Inc.
August [●], 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the Portfolio. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement, which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Linked to a Portfolio of Indices and Index Funds, Due August [●], 2012 (the “Notes”) are Notes whose return is tied or “linked” to the potential positive performance of a portfolio comprised of six indices and two index funds. The following are the six indices and their respective Weightings in the portfolio: (1) 45% the S&P 500® Index (the “SPX”); (2) 15% the S&P 400 MidCap Index™ (the “MID”); (3) 9% the Dow Jones STOXX 50® Index (the “SX5P”); (4) 8% the S&P 600 SmallCap Index™ (the “SML”); (5) 6% the Nikkei 225™ Stock Index (the “NKY”); and (6) 6% the Dow Jones AIG Commodity IndexSM (the “DJAIG”) (each such index an “Index” and together the “Indices”). The following are the two index funds and their respective Weightings in the portfolio: (1) 6% the iShares Dow Jones U.S. Real Estate Index Fund (the “IYR”) and (2) 5% the iShares MSCI Emerging Markets Index Fund (the “EEM”) (each such index fund an “Index Fund” and together the “Index Funds”). Each such Index or Index Fund will be a “Component” and the eight Components together will constitute the “Portfolio”. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount Notes, either singularly or collectively. The Notes are principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends on whether the average of the Observation Levels of each Component over two Observation Dates is greater than or less than that respective Component’s Initial Component Level. The difference between the average of the levels for a Component on each Observation Date and the Initial Component Level, expressed as a percentage of that Initial Component Level, is referred to as the “Component Performance” for that Component, and the weighted average of the Component Performances is referred to as the “Portfolio Return.” If the Portfolio Return is greater than zero, we will pay you, at maturity, the sum of (A) the principal amount of the Notes plus (B) the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) the Participation Rate. If the Portfolio Return is equal to or less than zero, then the Cash Settlement Value for each Note, at maturity, will be $1,000.

Selected Investment Considerations

•
Principal protection—Because the Notes are principal protected if held to maturity, in no event will you receive a Cash Settlement Value less than $1,000 per Note, at maturity. If, at maturity, the Portfolio Return is less than or equal to zero, you will receive the principal amount of the Notes.

•
Diversification—The Notes are linked to the following six Indices and two Index Funds and their respective Weightings in the Portfolio: (1) 45% the SPX; (2) 15% the MID; (3) 9% the SX5P; (4) 8% the SML; (5) 6% the NKY; (6) 6% the DJAIG; (7) 6% the IYR; and (8) 5% the EEM.

•
Taxes—For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, you will be required to include original issue discount (“OID”) in income during your ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Selected Risk Considerations

•	No current income—We will not pay any interest on the Notes.

•	Non-conventional return—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
No ownership of underlying instruments—You will not receive any interest, dividend payments or other distributions on the constituents of the Components; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange, or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Fifth Third Securities, Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•
The Components may not move in tandem—At a time when the level or price of one or more of the Components increases, the level or price of one or more of the other Components may decline. Therefore, in calculating the Portfolio Return, increases in the level or price of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level or price of one or more of the other Components.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Components:
The Notes are linked to the potential positive performance of a portfolio comprised of six indices and two index funds. The following are the six indices and their respective Weightings in the portfolio: (1) 45% the S&P 500® Index (the “SPX”); (2) 15% the S&P 400 MidCap Index™ (the “MID”); (3) 9% the Dow Jones STOXX 50® Index (the “SX5P”); (4) 8% the S&P 600 SmallCap Index™ (the “SML”); (5) 6% the Nikkei 225™ Stock Index (the “NKY”); and (6) 6% the Dow Jones AIG Commodity IndexSM (the “DJAIG”) (each such index an “Index” and together the “Indices”). The following are the two index funds and their respective Weightings in the portfolio: (1) 6% the iShares Dow Jones U.S. Real Estate Index Fund (the “IYR”) and (2) 5% the iShares MSCI Emerging Markets Index Fund (the “EEM”) (each such index fund an “Index Fund” and together the “Index Funds”). Each such Index or Index Fund will be a “Component” and the eight Components together will constitute the “Portfolio”. The Weighting of each Component is fixed at the respective Weighting mentioned above and will not change during the term of the Notes unless one or more Components are modified during the term of the Notes.

Index Sponsors:
Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. as sponsor of the SPX, MID, and SML; STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group as the sponsor of the SX5P; Nihon Keizai Shimbun, Inc. as the sponsor of the NKY; and Dow Jones & Company Inc. and AIG Financial Products Corp. (“AIG-FP”) as sponsor of the DJAIG are hereinafter referred to as “Index Sponsors.” See “Description of the Portfolio” herein.

Index Fund Issuers:	iShares Trust, as the issuer of the IYR; and iShares, Inc., as the issuer of the EEM are hereinafter referred to as the “Index Fund Issuers.” See “Description of the Portfolio” herein.

Principal Amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations of $[10,000] and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[●]. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Interest:	The Notes will not bear interest.

Cash Settlement Value:
On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Portfolio Return. If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value for each Note will be equal to the sum of (A) the principal amount of the Note plus (B) the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) Participation Rate.

If, at maturity, the Portfolio Return is equal to or less than zero, then the Cash Settlement Value for each Note will be the principal amount of $1,000. Because the Notes are principal protected if held to maturity, in no event will the Cash Settlement Value for each Note held to maturity be less than $1,000.

Participation Rate:	[115.00-120.00]%

Portfolio Return:	An amount determined by the Calculation Agent and equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

For purposes of determining the Portfolio Return:

“Component Performance” means, as of the Final Observation Date and with respect to a Component, the quotient, expressed as a percentage, of (i) the arithmetic average of the Observation Levels for that Component as of each Observation Date minus the Initial Component Level of that Component divided by (ii) the Initial Component Level of that Component.

“Final Observation Date” means August [●], 2012.

“Observation Level” means, as of any Observation Date and with respect to each Index, the closing index level as reported by the relevant Index Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX; Bloomberg Page MID <Index> <Go> with respect to the MID; Bloomberg Page SX5P <Index> <Go> with respect to the SX5P; Bloomberg Page SML <Index> <Go> with respect to the SML; Bloomberg Page NKY <Index> <Go> with respect to the NKY; and Bloomberg Page DJAIG <Index> <Go> with respect to the DJAIG; and with respect to each Index Fund, as of any Observation Date, the closing price as reported by the Relevant Exchange and as displayed on Bloomberg Page IYR US <Equity> <Go> with respect to the IYR; and Bloomberg Page EEM US <Equity> <Go> with respect to the EEM.

“Observation Date” means February [●], 2010 and August [●], 2012; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Observation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Observation Date, the Observation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Observation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Observation Date for that Component. If no Market Disruption Event exists with respect to a Component on the Observation Date, the determination of that Component’s Observation Level will be made on the Observation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

“Initial Component Level” means:

● [●] with respect to the SPX;
● [●] with respect to the MID;
● [●] with respect to the SX5P;
● [●] with respect to the SML;
● [●] with respect to the NKY;
● [●] with respect to the DJAIG;
● [●] with respect to the IYR; and
● [●] with respect to the EEM.

“Weighting” means:

● 45% with respect to the SPX;
● 15% with respect to the MID;
● 9% with respect to the SX5P;
● 8% with respect to the SML;
● 6% with respect to the NKY;
● 6% with respect to the DJAIG;
● 6% with respect to the IYR; and
● 5% with respect to the EEM.

Pricing Date:	August [●], 2007.

Issue Date:	August [●], 2007.

Maturity Date:
The Notes are expected to mature on August [●], 2012 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Observation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Observation Date, as postponed for the last Component for which an Observation Level is determined.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Component Business Day:	Means with respect to a Component any day on which each Relevant Exchange and each Related Exchange for such Component are scheduled to be open for trading.

Business Day:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc.

Underlying Index:	Means with respect to the IYR, the Dow Jones U.S. Real Estate Index or any successors thereto and with respect to the EEM, the MSCI Emerging Markets Index or any successors thereto.

Relevant Exchanges:
Means (i) with respect to an Index, the primary exchanges or markets of trading for any constituent then included in such Index; and (ii) with respect to an Index Fund, the primary exchanges or markets of trading for such Index Fund and the primary exchanges or markets of trading of any constituent then included in the Underlying Index for such Index Fund. The “Summary of the Components” below details the Relevant Exchanges for each Component.

Related Exchange:
Means, with respect to a Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Component, or the Underlying Index, if any.

Summary of the Components

Component	Relevant Exchanges
SPX	New York Stock Exchange, NASDAQ and their successors
MID	New York Stock Exchange, NASDAQ, American Stock Exchange LLC and their successors
SX5P	Major stock exchanges, respectively located in one of 18 European countries, including London Stock Exchange, Frankfurt Stock Exchange and others and their successors
SML	New York Stock Exchange, NASDAQ, American Stock Exchange LLC and their successors
NKY	The Tokyo Stock Exchange (the “TSE”) and its successors
DJAIG
New York Mercantile Exchange, COMEX division of the New York Mercantile Exchange, London Metal Exchange, New York Board of Trade, Chicago Board of Trade, Chicago Mercantile Exchange and their successors

IYR	The New York Stock Exchange, American Stock Exchange LLC and their successors
EEM	The New York Stock Exchange and major stock exchanges, respectively located in one of 22 countries and their successors

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $[10,000], the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior, unsecured, unsubordinated debt securities, the value of which is linked to the performance of the Portfolio. The Notes will not bear interest, and no other payments will be made prior to maturity. The Notes are principal protected if held to maturity. The Notes differ from conventional debt securities in that the Notes offer the opportunity to participate in [115.00-120.00]% of the positive performance of the Portfolio, if any. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes are expected to mature on August [●], 2012. The Notes do not provide for earlier redemption. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of the Notes,” for a detailed description of the Notes prior to making an investment in the Notes.

Are there any risks associated with my investment?

Yes, the Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their Notes at maturity. On the Maturity Date, you will receive the Cash Settlement Value, which is based on the appreciation, if any, in the Portfolio over the term of the Notes as measured by the Portfolio Return. The “Portfolio Return” is an amount determined by the Calculation Agent and equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio. The “Component Performance” with respect to a Component measures the average level of such Component as of two Observation Dates relative to its respective Initial Component Level on the Pricing Date.

If the Portfolio Return is less than or equal to zero on the Final Observation Date, the Cash Settlement Value will equal the principal amount of the Notes because the Notes are principal protected if held to maturity.

If the Portfolio Return is greater than zero on the Final Observation Date, the Cash Settlement Value for each Note will be equal to the sum of (A) the principal amount of the Notes plus (B) the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) the Participation Rate.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

What does “principal protected” mean?

“Principal protected” means that at maturity your principal investment in the Notes will not be at risk as a result of a decrease in the Portfolio Return. If the Portfolio Return is equal to or less than zero on the Final Observation Date, the Cash Settlement Value at maturity will be $1,000. You may receive less than the principal amount of the Notes if you sell your Notes prior to maturity.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only return on invested dollars you will receive, if any, will be reflected in the Cash Settlement Value upon the maturity of the Notes.

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 13-day option we grant to Fifth Third Securities, Inc. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Components at the time of the relevant sale.

What is the Portfolio?

The Portfolio is comprised of six Indices and two Index Funds. The following are the six Indices and their respective Weightings in the portfolio: (1) 45% the SPX; (2) 15% the MID; (3) 9% the SX5P; (4) 8% the SML; (5) 6% the NKY; and (6) 6% the DJAIG. The following are the two Index Funds and their respective Weightings in the portfolio: (1) 6% the IYR and (2) 5% the EEM. Each such Index or Index Fund will be a “Component” and the eight Components together will constitute the “Portfolio”. The Weighting of each Component is fixed at the respective Weighting mentioned above, and will not change during the term of the Notes unless one or more of the Components is modified during the term of the Notes. For more specific information about the Portfolio, please see the section “Description of the Portfolio.” Unless otherwise stated, all information regarding the Components that is provided in this pricing supplement is derived from the Index Sponsors, Index Fund Issuers or other publicly available sources.

Who publishes information regarding the Components and where can I obtain further information?

S&P 500® Index. The SPX is a capitalization weighted stock index published by Standard and Poor’s (“S&P”) and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 16, 2007, the common stocks of 426 companies or 85.2% of the market capitalization of the SPX, were traded on the New York Stock Exchange (“NYSE”) and the common stocks of 74 companies, or 14.8% of the market capitalization of the Index, were traded on The NASDAQ Stock Market (“NASDAQ”). As of that date, none of the common stocks included in the Index were traded on the American Stock Exchange. You can obtain the level of the SPX from the Bloomberg Financial Service under the symbol SPX <Index> or from the S&P website at http://www.spglobal.com. Other information on the S&P website is not incorporated into this document.

S&P MidCap 400 Index™ . The MID is published by the S&P and is meant to provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. The MID tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The market capitalization requirements are reviewed periodically to ensure consistency with market standards. The MID is maintained with similar methodologies and rules as the S&P 500® Index, with variations only to account for differences in capitalization requirements. S&P chooses stocks for inclusion in the MID with the aim of offering investors access to the mid-cap segment of the U.S. equity markets. You can obtain the level of the MID from the Bloomberg Financial Service under the symbol MID <Index> or from the S&P website at http://www.spglobal.com. Other information on the S&P website is not incorporated into this document.

Dow Jones STOXX 50® Index. The SX5P is a free-float weighted index of 50 European blue-chip companies and is calculated, published and disseminated by STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group. The SX5P is currently comprised of 50 stocks that respectively trade on major stock exchanges located in one of 18 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others. You can obtain the level of the SX5P from the Bloomberg Financial Service under the symbol SX5P <Index> or from the Dow Jones website at http://www.djindexes.com. Other information on the Dow Jones website is not incorporated into this document.

S&P 600 SmallCap Index™. The SML is a stock index published by S&P that is designed by S&P to be an accurate measure of small companies, reflecting risk and return characteristics of the broader small cap U.S. equity markets on an on-going basis. The SML currently represents approximately 3% of the domestic equities market. S&P chooses companies for inclusion in the SML with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the small capitalization segment of the United States equity market. You can obtain the level of the SML from the Bloomberg Financial Service under the symbol SML <Index> or from the S&P website at http://www.spglobal.com. Other information on the S&P website is not incorporated into this document.

Nikkei 225TM Stock Index. The NKY is a modified, price-weighted stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. that measures the composite price performance of selected Japanese stocks. The NKY is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the NKY are stocks listed in the First Section of the Tokyo Stock Exchange. You can obtain the level of the NKY from the Bloomberg Financial Service under the symbol NKY <Index> or from the Tokyo Stock Exchange website at http://www.tse.or.jp/english/index.shtml. Other information on the Tokyo Stock Exchange website is not incorporated into this document.

Dow Jones AIG Commodity IndexSM. The DJAIG is an index calculated, published and disseminated by Dow Jones and AIG Financial Products Corp. The DJAIG was introduced in July 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The DJAIG currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the DJAIG for 2007 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts underlying the DJAIG are currently listed for trading on the Chicago Board of Trade (the “CBOT”). You can obtain the level of the DJAIG from the Bloomberg Financial Service under the symbol DJAIG <Index> or from the Dow Jones website at http://www.djindexes.com. Other information on the Dow Jones website is not incorporated into this document.

iShares Dow Jones U.S. Real Estate Index Fund. The IYR is an index fund which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as measured by the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index is a capitalization-weighted index that aims to measure the performance of the Real Estate industry of the U.S. equity market, including real estate holding and developing and real estate investment trusts (REITS) subsectors. Issued by iShares Trust, the IYR’s inception date is June 12, 2000. You can obtain the level of the IYR from the Bloomberg Financial Service under the symbol IYR US <Index> or from the iShares website at http://www.ishares.com/fund_info/. Other information on the iShares website is not incorporated into this document.

iShares MSCI Emerging Markets Index Fund. The EEM is an index fund issued by iShares, Inc. The EEM seeks to provide investment results that correspond generally to the price and yield performance of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a capitalization-weighted index that aims to measure the performance of emerging markets by capturing 85% of the (publicly available) total market capitalization of emerging market stocks. The inception date for the EEM is April 7, 2003. You can obtain the level of the EEM from the Bloomberg Financial Service under the symbol EEM US <Index> or from the iShares website at http://www.ishares.com/fund_info/. Other information on the iShares website is not incorporated into this document.

How has the Portfolio performed historically?

We have provided tables depicting the month-end closing levels for each of the Components, as well as graphs depicting the month-end closing levels for each of the Components. You can find these tables and graphs in the section “Description of the Portfolio—Historical Performance of the Components.” We have provided this historical information to help you evaluate the behavior of the Portfolio in various economic environments; however, the time period depicted is relatively limited and past performance is not indicative of the manner in which the Portfolio will perform in the future. You should refer to the section “Risk Factors—The historical performance of the Components is not an indication of the future performance of the Components.”

What is Fifth Third Securities, Inc.'s role?

We have entered into a Distribution Agreement and Terms Agreement with Fifth Third Securities, Inc. (“Fifth Third”). These agreements provide for the offer and sale of Notes by Fifth Third on a best efforts basis. Fifth Third has agreed to use its best efforts to identify potential purchasers of the Notes and will purchase such Notes from us for resale to such purchasers.

Although it is under no obligation to do so, Fifth Third has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

What is the role of Bear, Stearns & Co. Inc.?

Bear, Stearns & Co. Inc. (“Bear Stearns”) will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the holders of the Notes would entitle the holders, or the Trustee (as defined herein) acting on behalf of the holders, to exercise rights and remedies available under the Indenture (as defined herein). If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the holders. You should refer to “Risk Factors—The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of the Components, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the Components. In particular, the Notes may be an attractive investment for you if you:

•	want potential upside exposure to the Components underlying the Portfolio;

•	believe that the value of the Portfolio will increase over the term of the Notes;

•	understand that the Components may not move in tandem and that increases in one or more Components may be offset by decreases in one or more other Components;

•	do not want to place your principal at risk and are willing to hold the Notes until maturity; and

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Components.

The Notes may not be a suitable investment for you if:

•	you seek current income or dividend payments from your investment;

•	you are unable or unwilling to hold the Notes until maturity;

•	you seek an investment with an active secondary market; or

•	you do not believe that the value of the Portfolio will increase over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat the Notes as contingent payment debt instruments for federal income tax purposes. Therefore, a U.S. Holder of a Note will be required to include OID in gross income over the term of the Note even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we will compute a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or church plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Components underlying the Portfolio. Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes if they sell the Notes prior to maturity. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

Your Notes are principal protected only if you hold the Notes until maturity.

If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Increases in the levels or prices of the Components may not correspond to increases in the trading value of the Notes.

Even if the Components increase above their Initial Component Levels during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Portfolio Return to increase while the trading value of the Notes declines.

You must rely on your own evaluation of the merits of an investment linked to the Portfolio.

In the ordinary course of our business, we may from time to time express views on expected movements in the Portfolio and the securities underlying the Components. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Portfolio and the constituents of the Components and not rely on our views with respect to future movements in these industries and constituents. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Portfolio.

Your yield will not reflect dividends on the underlying stocks that comprise the Components.

The Portfolio does not reflect the payment of dividends or other distributions on the constituents of the Components. Therefore, the yield you will receive by holding the Notes to maturity will not be the same as if you had purchased the Components and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the notes prior to making an investment in the Notes.

Tax Consequences.

For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, U.S. Holders will be required to include OID in income during their ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we have computed a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). Additionally, U.S. Holders will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the level of the Portfolio will fluctuate in accordance with changes in the financial condition of the constituents comprising the Components, the level of the constituents comprising the Components generally and other factors. The financial condition of the constituents underlying the Components may become impaired or the general condition of the global equity market may deteriorate, either of which may cause a decrease in the level of the Portfolio and thus in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the constituents comprising the Components change. Investor perceptions regarding the constituents comprising the Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Portfolio is expected to fluctuate until the Maturity Date.

The historical performance of the Components is not an indication of the future performance of the Components.

The historical performance of the Components that is included in this pricing supplement should not be taken as an indication of the future performance of the Components. While the trading prices of the constituents comprising the Components will determine the level of the Portfolio, it is impossible to predict whether the level of the Portfolio will fall or rise. Trading prices of the constituents comprising the Components will be influenced by the complex, unpredictable, and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity and commodity trading markets on which the constituents are traded, in particular, and by various circumstances that can influence the levels of the constituents in a specific market segment or the value of a particular constituent.

The constituents underlying certain Components trade at different times; however, if an active secondary market develops, the Notes may trade only during regular trading hours in the United States.

The hours of trading for the Notes may not conform to the hours during which the constituents underlying certain of the Components are traded. To the extent that U.S. markets are closed while other markets remain open, significant price and rate movements may take place in the markets for the constituents comprising certain of the Components that will not be reflected immediately in the price of the Notes.

As a result of the time difference among the cities where the constituents underlying certain of the Components trade and New York City (where the Notes may trade), there may be discrepancies between the levels of the Components and the trading prices of the Notes. In addition, there may be periods when the international capital and commodities markets are closed for trading (for example during holidays in an applicable country), causing the level of a particular Component to remain unchanged for multiple New York City trading days.

Your return may be affected by factors affecting international securities markets.

The securities underlying certain of the Components are issued by international companies. Investors should be aware that investments linked to the value of international equity securities might involve particular risks. The international securities markets may have less liquidity and could be more volatile than U.S. or other longer-established international securities markets. Direct or indirect government intervention to stabilize the international securities markets, as well as cross-shareholdings in international companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”); and international companies are often subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with investments linked to the value of international equity securities may include, but are not necessarily limited to: the imposition of taxes; higher transaction and custody costs; settlement delays and risk of loss; difficulties in enforcing contracts; less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of certain of the Components and, as a result, the Cash Settlement Value may be adversely affected.

The prices and performance of securities underlying the Components also may be affected by political, economic, financial and social factors. In addition, recent or future changes in the government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the applicable international economies may differ favorably or unfavorably from that of the United States.

Your return may be affected by factors affecting international commodity markets.

The constituents underlying the DJAIG are subject to the risks of any investment in an index of commodities, including the risk that the general level of commodities prices may decline.

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The commodities futures markets are subject to temporary distortions, extreme price variations or other disruptions due to conditions of illiquidity in the markets, the participation of speculators, government regulation and intervention.

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Prices of commodities and commodity futures contracts may be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the DJAIG and, correspondingly, could adversely affect the value of the Notes.

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Commodities prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of the U.S. dollar, interest rates and borrowing and lending rates relating to such commodity, global and regional economic, global industrial demand, financial, political, regulatory, judicial and other events, war (or the cessation thereof), development of substitute products, terrorism, weather, supply, price levels, global energy levels, production levels and production costs, delivery costs. Such political, economic and other developments that affect the DJAIG may also affect the value of the Notes.

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The level of the DJAIG can fluctuate significantly due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities. Political, economic and other developments that affect China will affect the value of the DJAIG and, thus, the value of the Notes. Because the commodities underlying the DJAIG are produced in a limited number of countries and are controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the levels of the DJAIG.

The positive performance of a Component on an Observation Date may be offset by the negative performance of that same Component on the other Observation Date.

The Component Performance of each Component is based on the arithmetic average of the Observation Levels for that Component on two Observation Dates. Even if a Component exhibits a positive performance on one Observation Date, the negative performance of that Component the other Observation Date may offset the positive performance of that Component, or cause the Component Performance of that Component to be negative, and therefore adversely affect the Portfolio Return.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Portfolio, whether the Observation Levels of the Components are greater than or equal to their Initial Component Levels, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the levels of the Components are less than, equal to or not sufficiently above their Initial Component Levels. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Value of the Portfolio. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the Portfolio Return at any given time is greater than zero. If you decide to sell your Notes when the Portfolio Return is greater than zero, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Portfolio Return because of expectations that the Portfolio Return will continue to fluctuate until the Cash Settlement Value is determined.

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Volatility of the Portfolio. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Portfolio increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Portfolio Return will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Portfolio on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Correlation among the level of the Components. Correlation is the extent to which the levels of the Components increase or decrease to the same degree at the same time. To the extent that correlation among the Components changes, the volatility of the Components may change and the value of the Notes may be adversely affected.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates may also affect the economy and, in turn, the levels or prices, as applicable, of the Components, which may affect the value of the Notes. Rising interest rates may lower the levels or prices, as applicable, of the Components and, thus, the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the levels or prices, as applicable, of the Components, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the levels of the Components during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Components.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks underlying certain of the Components. In general, because the Components do not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields is expected to increase the value of the Notes.

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Volatility of currency exchange rates. The exchange rates between the U.S. dollar and the foreign currencies in which the constituents underlying certain of the Components are denominated are foreign exchange spot rates that measure the relative values of two currencies: the particular currency in which the constituents underlying a particular Component are denominated and the U.S. dollar. The spot rate is expressed as a rate that reflects the amount of the particular currency that can be purchased for one U.S. dollar. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the constituents underlying certain of the Components are denominated changes, the trading value of the Notes may be adversely affected.

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Correlation between currency exchange rates and the Components. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the constituents underlying certain of the Components are denominated and the percentage changes between each Component. If the correlation between the relevant exchange rates and the particular Component changes, the trading value of the Notes may be adversely affected.

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Events involving the companies issuing the securities comprising certain of the Components. General economic conditions and earnings results of the companies whose securities comprise certain of the Components, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the securities underlying certain of the Components may be affected by mergers and acquisitions, which can contribute to volatility of the Portfolio. As a result of a merger or acquisition, one or more securities in certain of the Components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Portfolio.

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Size and liquidity of the trading market. The Notes will not be traded on any securities exchange or quotation system, therefore there may not be an active secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If an active secondary market does develop, there can be no assurance that there will be liquidity in the secondary market. If the secondary market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. Fifth Third has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

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Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Fifth Third may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Fifth Third as a result of dealer discounts, mark-ups or other transaction costs.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the level of the Portfolio.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying any certain Index or Underlying Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying any certain Index or Underlying Index.

Reported levels or prices, as applicable, of the Components may be based on non-current information.

If trading is interrupted in the constituents of the Components, publicly available information regarding the Portfolio Return may be based on the last reported prices or levels. As a result, publicly available information regarding reported closing levels or prices, as applicable, of the Components may at times be based on non-current information.

Risks associated with the Components may adversely affect the market value of the Notes.

Because the Notes are linked to changes in the levels or prices of equity indices, a commodity index and index funds representing a range of geographic sectors, the Portfolio will be less diversified than funds or investment portfolios investing in a broader range of international securities and, therefore, could experience greater volatility. The equity and commodity markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the constituents underlying certain of the Components could adversely affect the levels of those Components and, therefore, the Cash Settlement Value and/or the trading value of the Notes.

The Components may not move in tandem; and gains in one Component may be offset by declines in another Component.

Movements in the price or level of the Components comprising the Portfolio may not move in tandem with each other. At a time when the price or level of one or more of the Components increases, the price or level of one or more of the other Components may decline. Therefore, increases in the price or level of one or more of the Components comprising the Portfolio may be moderated, or wholly offset, by lesser increases or declines in the price or level of one or more of the other Components comprising the Portfolio.

The Components comprising the Portfolio are weighted differently; therefore the positive performance of a less heavily weighted Component may be offset by the negative performance of a more heavily weighted Component.

The Portfolio Return is an amount determined by the Calculation Agent and equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio. Because the Components are weighted differently in the Portfolio, the positive performance of a less heavily weighted Component may be moderated, or wholly offset, by the negative performance of a more heavily weighted Component in the Portfolio.

Adjustments to the Indices could adversely affect the value of the Notes.

The policies of an Index Sponsor concerning additions, deletions and substitutions of the securities underlying the applicable Index and the manner in which that Index Sponsor takes account of certain changes affecting those underlying securities may affect the level of the Index and thus the Portfolio. You should realize that changes in the companies included in an Index may affect the Index, as a newly-added company or commodity, as applicable, may perform significantly better or worse than the company or companies it replaces. The Index Sponsor also may discontinue or suspend calculation or dissemination of that Index or materially alter the methodology by which it calculates that Index. Any such actions could affect the value of the Notes.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the constituents underlying the Portfolio for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such constituents, and therefore the level or prices, as applicable, of the Components. Bear Stearns International Limited (“BSIL”), an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s obligations under our hedge.

Changes that affect the calculation of the levels or prices, as applicable, of the Components will affect the trading value of the Notes and the amount you will receive at maturity.

Each Index Sponsor is responsible for calculating and maintaining its respective Index. The policies of an Index Sponsor concerning the calculation of an Index will affect the level of the Index and, therefore, the trading value of the Notes and the Cash Settlement Value.

If an Index Sponsor discontinues or suspends calculation or publication of an Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If an Index Sponsor discontinues or suspends calculation of an Index at any time prior to the Maturity Date and a Successor Index (as defined below) is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks or commodities, as applicable, and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index. In addition, if the method of calculating an Index (or a Successor Index) is changed in a material respect, or if an Index (or a Successor Index) is in any other way modified so that such Index (or Successor Index) does not, in the opinion of the Calculation Agent, fairly represent the level of the Index (or Successor Index) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of an index comparable to the Index (or Successor Index) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you may receive at maturity. See “Description of the Notes” and “Description of the Portfolio.”

If a Merger Event, Tender Offer, Nationalization, Delisting, Insolvency, or Potential Adjustment Event (each as defined below in Description of the Notes - Antidilution Adjustments with respect to the Index Funds) with respect to an Index Fund occurs, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If one of those corporate events occur with respect to an Index Fund, the Calculation Agent will determine whether such corporate event will have a material effect on that Index Fund or the Notes, or in the case of a Potential Adjustment Event, whether that Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one share of that Index Fund. To the extent the Calculation Agent makes such a determination, the Calculation Agent will make the adjustments and computations described below in Description of the Notes - Antidilution Adjustments. The Calculation Agent will make such adjustments and computations to the relevant Initial Component Level, the relevant Observation Level, the Cash Settlement Value or any other variable for the event. See “Description of the Notes - Antidilution Adjustments with respect to the Index Funds.” In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you may receive at maturity. See “Description of the Notes” and “Description of the Portfolio.”

We cannot control actions by any of the companies whose securities are included in any Component.

The common stock of The Bear Stearns Companies Inc. is an underlying stock of the SPX. We are not affiliated with any of the other companies whose securities underlie any of the Components. However, we may currently, or in the future, engage in business with these companies. Actions by any company whose security is part of a Component may have an adverse effect on the price of the company’s securities, the trading price of and the closing level of the Component and the Portfolio, and the trading value of the Notes. None of those companies are involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the securities underlying the Components (other than with respect to our common stock) or the Components. You should make your own investigation into the companies underlying each Component.

We and our affiliates have no affiliation with any Index Sponsor or either Index Fund Issuer and are not responsible for any Index Sponsor or either Index Fund Issuer’s public disclosure of information.

We and our affiliates are not affiliated in any way with any Index Sponsor or either Index Fund Issuer (except for the licensing arrangements discussed in the section “Description of the Portfolio”) and have no ability to control or predict any Index Sponsor or either Index Fund Issuer’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the applicable Component. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Components, the Index Sponsors, or the Index Fund Issuers contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Components, the Index Sponsors and the Index Fund Issuers. The Index Sponsors and the Index Fund Issuers are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the constituents underlying the Components, the Observation Levels, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell interests in the constituents underlying the Components or derivative instruments the value of which depend, directly or indirectly upon, those constituents for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those constituents or the Observation Levels in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Fifth Third will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Fifth Third as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the levels or prices, as applicable, of the Components and the Observation Levels and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the constituents that underlie the Components, or derivative or synthetic instruments related to those constituents or the Components, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the constituents that underlie the Components. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the levels or prices, as applicable, of the Components, we cannot assure you that these activities will not affect such levels or prices, as applicable, and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports relating to the Portfolio, the Indices or Index Funds included in the Portfolio or the constituents underlying the Components in the Portfolio. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of the constituents underlying the Components and, therefore, the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Portfolio, a Component of the Portfolio or the constituents underlying the Components included in the Portfolio. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities underlying certain of the Components in the Portfolio, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Final Observation Date, a Market Disruption Event has occurred or is continuing, the determination of the Cash Settlement Value by the Calculation Agent and the date which you will receive that Cash Settlement Value may be deferred. You should refer to the section “Description of the Notes—Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be [●]. The Notes are expected to mature on August [●], 2012 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $[10,000]; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 13-day option we grant to Fifth Third. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and the levels or prices, as applicable, of the Components at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

Your investment is principal protected only if you hold the Notes until maturity. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends on upon the performance of the Portfolio Return.

If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value will be equal to the sum of (A) the principal amount of the Notes plus (B) the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) the Participation Rate.

If, at maturity, the Portfolio Return is equal to or less than zero, then the Cash Settlement Value for each Note will be $1,000. Because the Notes are principal protected if held to maturity, in no event will the Cash Settlement Value for each Note held to maturity be less than $1,000.

The Notes are linked to the potential positive performance of a portfolio comprised of six indices and two index funds. The following are the six Indices and their respective Weightings in the portfolio: (1) 45% the SPX; (2) 15% the MID; (3) 9% the SX5P; (4) 8% the SML; (5) 6% the NKY; and (6) 6% the DJAIG. The following are the two Index Funds and their respective Weightings in the portfolio: (1) 6% the IYR and (2) 5% the EEM. Each such Index or Index Fund will be a “Component” and the eight Components together will constitute the “Portfolio”. The Weighting of each Component is fixed at the respective Weighting mentioned above and will not change during the term of the Notes unless one or more Components are modified during the term of the Notes.

Portfolio Return:	An amount determined by the Calculation Agent and equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

For purposes of determining the Portfolio Return:

“Component Performance” means, as of the Final Observation Date and with respect to a Component, the quotient, expressed as a percentage, of (i) the arithmetic average of the Observation Levels for that Component as of each Observation Date minus the Initial Component Level of that Component divided by (ii) the Initial Component Level of that Component.

“Final Observation Date” means August [●], 2012.

“Observation Level” means, as of any Observation Date and with respect to each Index, the closing index level as reported by the relevant Index Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX; Bloomberg Page MID <Index> <Go> with respect to the MID; Bloomberg Page SX5P <Index> <Go> with respect to the SX5P; Bloomberg Page SML <Index> <Go> with respect to the SML; Bloomberg Page NKY <Index> <Go> with respect to the NKY; and Bloomberg Page DJAIG <Index> <Go> with respect to the DJAIG; and with respect to each Index Fund, as of any Observation Date, the closing price as reported by the Relevant Exchange and as displayed on Bloomberg Page IYR US <Equity> <Go> with respect to the IYR; and Bloomberg Page EEM US <Equity> <Go> with respect to the EEM.

“Observation Date” means February [●], 2010 and August [●], 2012; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Observation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Observation Date, the Observation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Observation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Observation Date for that Component. If no Market Disruption Event exists with respect to a Component on the Observation Date, the determination of that Component’s Observation Level will be made on the Observation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

“Initial Component Level” means:

• [●] with respect to the SPX;
• [●] with respect to the MID;
• [●] with respect to the SX5P;
• [●] with respect to the SML;
• [●] with respect to the NKY;
• [●] with respect to the DJAIG;
• [●] with respect to the IYR; and
• [●] with respect to the EEM.

“Weighting” means:

• 45% with respect to the SPX;
• 15% with respect to the MID;
• 9% with respect to the SX5P;
• 8% with respect to the SML;
• 6% with respect to the NKY;
• 6% with respect to the DJAIG;
• 6% with respect to the IYR; and
• 5% with respect to the EEM.

The “Participation Rate” is [115.00-120.00]%.

The “Pricing Date” is August [●], 2007.

The “Issue Date” is August [●], 2007.

A “Component Business Day” means with respect to a Component any day on which each Relevant Exchange and each Related Exchange for such Component are scheduled to be open for trading.

A “Business Day” is any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

The “Maturity Date” is August [●], 2012. The Notes are expected to mature on August [●], 2012 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Observation Date is postponed, the Maturity Date will be three Business Days following the Final Observation Date, as postponed for the last Component for which a Observation Level is determined.

The “Calculation Agent” is Bear, Stearns & Co. Inc.

An “Underlying Index” means with respect to the IYR, the Dow Jones U.S. Real Estate Index or any successors thereto and with respect to the EEM, the MSCI Emerging Markets Index or any successors thereto.

The “Relevant Exchanges” means (i) with respect to an Index, the primary exchanges or markets of trading for any constituent then included in such Index; and (ii) with respect to an Index Fund, the primary exchanges or markets of trading for such Index Fund and the primary exchanges or markets of trading of any constituent then included in the Underlying Index for such Index Fund. The “Summary of the Components” below details the Relevant Exchanges for each Component.

The “Related Exchange” means, with respect to a Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Component, or the Underlying Index, if any.

Summary of the Components

Component	Relevant Exchanges
SPX	New York Stock Exchange, NASDAQ and their successors
MID	New York Stock Exchange, NASDAQ, American Stock Exchange LLC and their successors
SX5P	Major stock exchanges, respectively located in one of 18 European countries, including London Stock Exchange, Frankfurt Stock Exchange and others and their successors
SML	New York Stock Exchange, NASDAQ, American Stock Exchange LLC and their successors
NKY	The Tokyo Stock Exchange (the “TSE”) and its successors
DJAIG
New York Mercantile Exchange, COMEX division of the New York Mercantile Exchange, London Metal Exchange, New York Board of Trade, Chicago Board of Trade, Chicago Mercantile Exchange and their successors

IYR	The New York Stock Exchange, American Stock Exchange LLC and their successors
EEM	The New York Stock Exchange and major stock exchanges, respectively located in one of 22 countries and their successors

Illustrative Examples

The following tables are for illustrative purposes and are not indicative of the future performance of the Components or the future value of the Notes.

The following examples demonstrate how the hypothetical Cash Settlement Value of a Note is calculated based on the assumptions outlined below. The examples do not purport to be representative of every possible scenario concerning increases or decreases in the Portfolio or the Components underlying the Portfolio. You should not construe the examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Participation Rate is 116.00%.

•	The Initial Component Level for the SPX is equal to 1,450.00.

•	The Initial Component Level for the MID is equal to 850.00.

•	The Initial Component Level for the SX5P is equal to 3,750.00.

•	The Initial Component Level for the SML is equal to 410.00.

•	The Initial Component Level for the NKY is equal to 16,900.00.

•	The Initial Component Level for the DJAIG is equal to 170.00.

•	The Initial Component Level for the IYR is equal to 70.00.

•	The Initial Component Level for the EEM is equal to 130.00.

•	All returns are based on a 60-month term, pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Portfolio Return is greater than zero.

In this example, the levels of seven Components increase relative to their Initial Component Levels as of the first Observation Date and the level of one Component decreases relative to its Initial Component Level as of the first Observation Date. The levels of each Component increase relative to their Initial Component Levels as of the second Observation Date. This example illustrates how holders of the Notes may benefit from the increase in the Observation Level of the Components relative to their respective Initial Component Levels on each related Observation Date.

Index	Initial Component Level	Observation Date 1	Observation Date 2	Component Performance	Weighting in the Portfolio
SPX	1,450.00	2,953.00	2,847.00	100.00%	45%
MID	850.00	1,055.00	1,200.00	32.65%	15%
SX5P	3,750.00	4,142.00	4,427.00	14.25%	9%
SML	410.00	569.00	495.00	29.76%	8%
NKY	16,900.00	27,444.00	30,420.00	71.20%	6%
DJAIG	170.00	212.00	218.00	26.47%	6%
IYR	70.00	48.00	119.00	19.29%	6%
EEM	130.00	233.00	208.00	69.62%	5%

On the Final Observation Date, the Component Performance for SPX would be 100.00%, the Component Performance for MID would be 32.65%, the Component Performance for SX5P would be 14.25%, the Component Performance for SML would be 29.76%, the Component Performance for NKY would be 71.20%, the Component Performance for DJAIG would be 26.47%, the Component Performance for IYR would be 19.29% and the Component Performance for EEM would be 69.62%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be greater than zero.

The Portfolio Return is an amount equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

Portfolio Return = (100.00% x 45%) + (32.65% x 15%) + (14.25% x 9%) + (29.76% x 8%) + (71.20% x 6%) + (26.47% x 6%) + (19.29% x 6%) + (69.62% x 5%)

Portfolio Return = 64.06%

The Cash Settlement Value, using the formula below, would equal $1,743.10.

Cash Settlement Value

Example 2: The Portfolio Return might be less than zero.

In this example, the Observation Levels of six Components decrease relative to their Initial Component Levels as of the first Observation Date and the Observation Levels of two Components increase relative to their Initial Component Levels as of the first Observation Date. The Observation Levels of seven Components decrease relative to their Initial Component Levels as of the second Observation Date and the Observation Level of one Component increases relative to its Initial Component Level as of the second Observation Date. As a result, the Portfolio Return would be less than zero, and holders of the Notes would therefore have received only the principal amount of each Note at maturity.

Index	Initial Component Level	Observation Date 1	Observation Date 2	Component Performance	Weighting in the Portfolio
SPX	1,450.00	1,281.00	1,229.00	-13.45%	45%
MID	850.00	449.00	442.00	-47.59%	15%
SX5P	3,750.00	2,927.00	3,178.00	-18.60%	9%
SML	410.00	329.00	334.00	-19.15%	8%
NKY	16,900.00	18,915.00	18,501.00	10.70%	6%
DJAIG	170.00	122.00	123.00	-27.94%	6%
IYR	70.00	72.00	65.00	-2.14%	6%
EEM	130.00	105.00	102.00	-20.38%	5%

On the Final Observation Date, the Component Performance for SPX would be -13.45%, the Component Performance for MID would be -47.59%, the Component Performance for SX5P would be -18.60%, the Component Performance for SML would be -19.15%, the Component Performance for NKY would be 10.70%, the Component Performance for DJAIG would be -27.94%, the Component Performance for IYR would be -2.14% and the Component Performance for EEM would be -20.38%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would not be greater than zero.

The Portfolio Return is an amount equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

Portfolio Return = (-13.45% x 45%) + (-47.59% x 15%) + (-18.60% x 9%) + (-19.15% x 8%) + (10.70% x 6%) + (-27.94% x 6%) + (-2.14% x 6%) + (-20.38% x 5%)

Portfolio Return = -18.58%

Since the Portfolio Return would be less than zero, the Cash Settlement Value for each Note would be the principal amount of $1,000.

Example 3: Some Components move higher while others move lower.

In this example, the Observation Levels of four Components decrease relative to their Initial Component Levels as of the first Observation Date and the Observation Levels of four Components increase relative to their Initial Component Levels as of the first Observation Date. The Observation Levels of five Components decrease relative to their Initial Component Levels as of the second Observation Date and the Observation Levels of three Components increase relative to their Initial Component Levels as of the second Observation Date. This example illustrates how holders of the Notes may benefit from the increase in the Observation Level of some of the Components relative to their respective Initial Component Levels on each related Observation Date.

Index	Initial Component Level	Observation Date 1	Observation Date 2	Component Performance	Weighting in the Portfolio
SPX	1,450.00	1,258.00	1,322.00	-11.03%	45%
MID	850.00	1,282.00	1,304.00	52.12%	15%
SX5P	3,750.00	3,929.00	3,685.00	1.52%	9%
SML	410.00	507.00	514.00	24.51%	8%
NKY	16,900.00	23,110.00	22,727.00	35.61%	6%
DJAIG	170.00	114.00	126.00	-29.41%	6%
IYR	70.00	53.00	54.00	-23.57%	6%
EEM	130.00	107.00	102.00	-19.62%	5%

On the Final Observation Date, the Component Performance for SPX would be -11.03%, the Component Performance for MID would be 52.12%, the Component Performance for SX5P would be 1.52%, the Component Performance for SML would be 24.51%, the Component Performance for NKY would be 35.61%, the Component Performance for DJAIG would be -29.41%, the Component Performance for IYR would be -23.57% and the Component Performance for EEM would be -19.62%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be greater than zero.

The Portfolio Return is an amount equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

Portfolio Return = (-11.03% x 45%) + (52.12% x 15%) + (1.52% x 9%) + (24.51% x 8%) + (35.61% x 6%) + (-29.41% x 6%) + (-23.57% x 6%) + (-19.62% x 5%)

Portfolio Return = 2.93%

The Cash Settlement Value, using the formula below, would equal $1,033.99.

Cash Settlement Value

Discontinuance of one or more Indices

If an Index Sponsor discontinues publication of or otherwise fails to publish any Index and such Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (the new index being referred to as a “Successor Index”), then the Observation Levels for that Index will be determined by reference to the level of the Successor Index at the close of trading on the Relevant Exchanges or markets for the Successor Index all on future Observation Dates.

For the avoidance of doubt, only Observation Levels for that Index determined on or after the discontinuance for such Index will be determined by reference to the level of the Successor Index, any Observation Levels for that Index determined prior to the discontinuance will remain the same.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the original Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If an Index is discontinued or if an Index Sponsor fails to publish an Index prior to, and such discontinuance is continuing on, any Observation Date and the Calculation Agent determines that no Successor Index is available at such time, then the Calculation Agent will determine the level to be used for the Observation Level for that Observation Date with respect to such Index. The Observation Level to be used for that Observation Date will be computed by the Calculation Agent in accordance with the formula for and method of calculating that Index last in effect prior to the relevant discontinuance or failure but using only those constituents that comprised that Index immediately prior to such discontinuance or failure. In such an event, the Calculation Agent will give notice to the Trustee, stating the determinations made.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Indices

If at any time the method of calculating an Index or a Successor Index is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or Successor Index had such changes or modifications not been made, then, for purposes of calculating the Observation Levels with respect to such Index or Successor Index or the Cash Settlement Value with respect to the Notes or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments the Calculation Agent determines may be necessary in order to arrive at a level of an index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to the Index or the Successor Index, as adjusted. Accordingly, if the method of calculating an Index or Successor Index is modified so that the level of that Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent will adjust that Index in order to arrive at a level of the Index or the Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will give notice to the Trustee, stating the calculations and adjustments made.

Antidilution Adjustments with respect to the Index Funds

If one of the corporate events described below occurs with respect to an Index Fund, the Calculation Agent will determine whether such corporate event will have a material effect on such Index Fund or the Notes, or in the case of a Potential Adjustment Event, whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one share of such Index Fund. To the extent the Calculation Agent makes such a determination, the Calculation Agent will make the adjustments and computations described below. The Calculation Agent will also determine the effective date of that adjustment, and the replacement of the relevant Index Fund, if applicable. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee, stating the adjustment made. The Calculation Agent will provide information about the adjustments it makes upon your written request.

If more than one corporate event requiring adjustment occurs, the Calculation Agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the relevant Initial Component Level, the relevant Observation Level, the Cash Settlement Value or any other variable for the first corporate event, the Calculation Agent will adjust the appropriate variables for the second event, applying the required adjustment cumulatively.

To the extent the Calculation Agent makes an adjustment, it will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes that results solely from that corporate event. The Calculation Agent may modify the antidilution adjustments as necessary to ensure an equitable result.

The following corporate events are those that may require an adjustment:

Merger Events and Tender Offers

Merger Events. A “Merger Event” shall mean, in respect of an Index Fund, any (i) reclassification or change of such Index Fund that results in a transfer of or an irrevocable commitment to transfer all of the outstanding shares of such Index Fund to another person or entity, (ii) consolidation, amalgamation, merger or binding share exchange of an Index Fund Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which such Index Fund Issuer is the continuing entity and which does not result in a reclassification or change of all of the shares of such Index Fund outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of such Index Fund (other than shares of such Index Fund owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of an Index Fund Issuer or its subsidiaries with or into another entity in which such Index Fund Issuer is the continuing entity and which does not result in a reclassification or change of the all of the shares of such Index Fund outstanding but results in the outstanding shares of such Index Fund (other than shares of such Index Fund owned or controlled by such other entity) immediately following such event collectively representing less than 50% of the outstanding shares of such Index Fund immediately prior to such event, in each case if the Approval Date of the Merger Event is on or before the Final Observation Date.

Tender Offers. A “Tender Offer” shall mean, in respect of the voting shares of an Index Fund Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of such Index Fund Issuer as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant, in each case if the Approval Date of the Tender Offer is on or before the Final Observation Date.

If a Merger Event or a Tender Offer occurs and the consideration for the relevant Index Fund consists solely of new shares that are publicly quoted, traded or listed on the New York Stock Exchange, American Stock Exchange, or NASDAQ (the “New Index Fund”), then such Index Fund will be adjusted to comprise the number of shares of the New Index Fund to which a holder of one share of such Index Fund immediately prior to the occurrence of the Merger Event or Tender Offer, as the case may be, would be entitled upon consummation of such Merger Event or Tender Offer, and the Calculation Agent shall adjust any or all of the Initial Component Level for such Index Fund, the Observation Levels for such Index Fund, the Cash Settlement Value or any other variable relevant to the terms of the Notes to account for the economic effect of such Merger Event or Tender Offer. The Calculation Agent will determine the effective date of any such adjustment (as described in this paragraph), and the replacement of such Index Fund, if applicable.

If a Merger Event or a Tender Offer occurs and the consideration for the relevant Index Fund includes property other than shares of the New Index Fund (other than cash paid in lieu of fractional shares), in whole or in part, then the Observation Levels for the relevant Index Fund following the Approval Date shall be equal to the Consideration Value (as defined herein).

“Consideration Value” per share of an Index Fund means, with respect to an event (other than one in which consideration consists solely of shares of the New Index Fund), the sum of (i) in the case of cash received in such an event, the amount of such cash so received, and (ii) for any property other than cash received in such an event, the market value of such property so received as of the Final Observation Date. Any market value determined pursuant to (ii) above shall be determined on the basis of market quotations from four leading dealers in the relevant market. If that property cannot be determined on the basis of market quotations by four leading dealers in the relevant market, then the Calculation Agent will determine the market value of such property.

The “Approval Date” is the closing date of a Merger Event, or, in the case of a Tender Offer, the date on which the person or entity making the Tender Offer acquires or otherwise obtains the relevant percentage of the voting shares of the Index Fund Issuer.

In the event of a Merger Event or Tender Offer in which a holder of shares of the relevant Index Fund may elect the form of consideration it receives in respect of such Merger Event or Tender Offer, the consideration shall be deemed to consist of the types and amounts of each type of consideration distributed to a holder that makes no such election, as determined by the Calculation Agent.

Nationalization, Delisting and Insolvency

Nationalization. “Nationalization” shall mean with respect to an Index Fund, all the assets or substantially all the assets of an Index Fund Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Insolvency. “Insolvency” shall mean with respect to an Index Fund, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding involving, an Index Fund Issuer, (i) all of the shares of such Index Fund are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of the shares of such Index Fund become legally prohibited from transferring them.

If the Announcement Date (as defined herein) for a Nationalization or Insolvency occurs, on or prior to the Final Observation Date, then the Observation Levels for the relevant Index Fund following the Announcement Date shall be equal to the Consideration Value (as defined above), which may be zero.

The “Announcement Date” means (i) in the case of a Nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the Index Fund Issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a Delisting Event, the day of the first public announcement by the Primary Exchange that the relevant Index Fund will cease to trade or be publicly quoted on such exchange, or (iii) in the case of an Insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an Insolvency with respect to the Index Fund Issuer. In the case of an acceleration of the maturity of the Notes, interest will be paid on the Notes through and excluding the related date of accelerated payment.

Delisting Event. A “Delisting Event” shall occur, with respect to an Index Fund, if the Relevant Exchange for the Index Fund announces that pursuant to the rules of such Relevant Exchange, the Index Fund ceases (or will cease) to be listed, traded or publicly quoted on such Relevant Exchange for any reason (other than a Merger Event or Tender Offer) and is not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such Relevant Exchange.

If a Delisting Event for an Index Fund occurs, then each of the Observation Levels from, and including, the Announcement Date to, and including, the Final Observation Date will be determined as follows: (i) if the Index Fund is not re-listed on any exchange or quotation system located in the same country as the Relevant Exchange for the Index Fund, the Observation Levels will be the fair market value of the Index Fund as determined by the Calculation Agent on the applicable Observation Date; and (ii) if the Index Fund is re-listed on any exchange or quotation system located in the same country as the Relevant Exchange for such Index Fund, the Observation Levels will be the closing price of such Index Fund on such exchange or quotation system as determined by the Calculation Agent on the applicable Observation Date.

Potential Adjustment Events

Potential Adjustment Events. A “Potential Adjustment Event” shall mean, with respect to an Index Fund, any of the following (i) a subdivision, consolidation or reclassification of such Index Fund (other than a Merger Event or Tender Offer), or a free distribution or distribution of shares of such Index Fund to existing holders by way of bonus, capitalization or similar issue; (ii) a distribution to existing holders of shares of such Index Fund of (A) such shares, (B) other capital or securities granting the right to payment of distributions and/or proceeds of liquidation of an Index Fund Issuer equal, proportionate or senior to such payments to holders of such Index Fund or (C) any other type of securities, rights or warrants or other assets, in any case for payments (cash or other) at less than the prevailing market price, as determined by the Calculation Agent; (iii) an extraordinary distribution paid by an Index Fund Issuer; (iv) a call by an Index Fund Issuer in respect of shares of such Index Fund that are not fully paid; (v) a repurchase of shares of such Index Fund or securities convertible into or exchangeable for such shares, by an Index Fund Issuer whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of such Index Fund other than Insolvency, Merger Event or Tender Offer, in each case if the Potential Adjustment Event occurs before the Final Observation Date.

If a Potential Adjustment Event occurs, then the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one share of the relevant Index Fund and, if so, will (i) make the corresponding adjustment(s), if any, to the Initial Component Level for such Index Fund, the Observation Levels with respect to such Index Fund, the Cash Settlement Value of the Notes and any other variable (or any combination thereof) as the Calculation Agent determines appropriate to account for that diluting or concentrative effect, and (ii) determine the effective date(s) of any such adjustment(s).

Market Disruption Events

If there is a Market Disruption Event on a Observation Date, the Observation Level of that Component will be determined on the first succeeding Component Business Day on which there is no Market Disruption Event. In no event, however, will the Observation Date be a date that is postponed by more than three Component Business Days following the original date that, but for the Market Disruption Event, would have been the Observation Date. In that case, the third Component Business Day will be deemed to be the Observation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the level of a Component on that third Component Business Day in accordance with the formula for and method of calculating the applicable underlying Component in effect prior to the Market Disruption Event using the closing level of each constituent of the Component as described above (or, if trading in any such constituent has been materially suspended or materially limited, the Calculation Agent’s estimate of the closing level that would have prevailed but for such suspension or limitation) as of that third Component Business Day. If no Market Disruption Event exists with respect to a Component, the Observation Level of that Component shall be determined on the scheduled Observation Date. In the event of a Market Disruption Event on the Final Observation Date, the Maturity Date will be three Business Days following the Final Observation Date, as postponed for the last Component for which an Observation Level is determined.

A “Market Disruption Event” means, with respect to an Index, the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by such Relevant Exchange or Related Exchange or otherwise, (A) relating to the constituents that, in the aggregate, comprise 20% or more of the level of the respective Index or (B) in futures or options contracts relating to the respective Index on any Related Exchange for such Index;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, the constituents that, in the aggregate, comprise 20% or more of the level of that Index on any Relevant Exchange(s) for the respective Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the respective Index on any Related Exchange for such Index;

(c) the closure on any Component Business Day of any Relevant Exchange with respect to that Index relating to the constituents that comprise, in the aggregate, 20% or more of the level of the Index or any Related Exchange for that Index prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Component Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange or Related Exchange system for execution at the close of trading on such Component Business Day for such Relevant Exchange or Related Exchange; or

(d) any Component Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

A “Market Disruption Event” means, with respect to an Index Fund, the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange for such Index Fund, or otherwise and whether by reason of movements in price exceeding limits permitted by such Relevant Exchange(s) or Related Exchange(s) or otherwise (A) relating to such Index Fund or any constituents that in the aggregate comprise 20% or more of the level of the related Underlying Index or (B) in futures or options contracts relating to such Index Fund or its respective Underlying Index on any Related Exchange for such Index Fund;

(b) any event (other than in section (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for such Index Fund or, any constituents that in the aggregate comprise 20% or more of the level of the related Underlying Index on any Relevant Exchange(s) for such Index Fund or (B) to effect transactions in, or obtain market prices for, futures or options contracts relating to such Index Fund or its respective Underlying Index on any Related Exchange for such Index Fund;

(c) the closure on any Component Business Day of any Relevant Exchange or Related Exchange for such Index Fund prior to its Scheduled Closing Time unless such earlier closing time is announced by such Relevant Exchange(s) or Related Exchange(s) (as the case may be) at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange(s) or Related Exchange(s) on such Component Business Day and (ii) the submission deadline for orders to be entered into such Relevant Exchange or Related Exchange system for execution at the Scheduled Closing Time on such Component Business Day; or

(d) any Component Business Day on which any Relevant Exchange or Related Exchange for such Index Fund fails to open for trading during its regular trading session.

For the purposes of determining whether a Market Disruption Event in respect of the Index exists at any time, if a Market Disruption Event occurs in respect of a constituent of the Index or the Underlying Index relating to such Index Fund at any time, then the relevant percentage contribution of that constituent to the level of that Index or Underlying Index shall be based on a comparison of (x) the portion of the level of such Index or Underlying Index attributable to that constituent and (y) the overall level of such Index or Underlying Index, in each case immediately before the occurrence of such Market Disruption Event.

For purposes of the above definitions of “Market Disruption Event”:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of a Relevant Exchange or Related Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

“Underlying Index” means with respect to the IYR, the Dow Jones U.S. Real Estate Index or any successors thereto and with respect to the EEM, the MSCI Emerging Markets Index or any successors thereto.

“Relevant Exchange” means (i) with respect to an Index, the primary exchanges or markets of trading for any constituent then included in such Index; and (ii) with respect to an Index Fund, the primary exchanges or markets of trading for such Index Fund and the primary exchanges or markets of trading of any constituent then included in the Underlying Index for such Index Fund.

“Related Exchange” means, with respect to a Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Component, or the Underlying Index, if any.

“Component Business Day” means with respect to a Component any day on which each Relevant Exchange and each Related Exchange for such Component are scheduled to be open for trading.

“Scheduled Closing Time” means, in respect of a Relevant Exchange or Related Exchange and a Component Business Day, the scheduled weekday closing time of such Relevant Exchange or Related Exchange on such Component Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Fifth Third in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE PORTFOLIO

All disclosures contained in this pricing supplement regarding the Components are derived from publicly available information. Neither we nor any of our affiliates takes any responsibility for the accuracy or completeness of such information.

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its composition, from publicly available sources. That information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 18, 2007, shares of 424 companies included in the SPX are traded on the New York Stock Exchange and shares of 76 companies included in the SPX are traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of July 18, 2007, indicated in parenthesis: Industrials (53), Utilities (32), Telecommunication Services (9), Materials (28), Information Technology (74), Energy (32), Consumer Staples (39), Consumer Discretionary (88), Healthcare (53) and Financials (92). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each Reference Index stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all Reference Index stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all Reference Index stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a Reference Index stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular Reference Index stocks in the SPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all Reference Index stocks, after taking account of the new market price per share of the particular Reference Index stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all Reference Index stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index Reference Index’s market value.

License Agreement with Standard and Poor’s

The Company has entered or expects to enter into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing index levels of the SPX for each month in the period from January 1998 through June 2007. The SPX’s closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Component Level during the term of the Notes.

The closing index level of the SPX on July 16, 2007 was 1,549.52.

Month End Closing Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09	1,530.62
June	1,133.84	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20	1,503.35
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66	-
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82	-
September	1,017.01	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85	-
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94	-
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63	-
December	1,229.23	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30	-

The following graph illustrates the historical performance of the SPX based on the closing level on the last Component Business Day of each month from January 1998 to June 2007.

The S&P 400 MidCap Index™ (“MID”)

General

We have derived all information relating to the S&P 400 MidCap Index™, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). The MID was developed by S&P and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the MID at any time.

The MID is published by S&P and is meant to provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. The MID tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The market capitalization requirements are reviewed periodically to ensure consistency with market standards. The MID is maintained with similar methodologies and rules as the S&P 500® Index, with variations only to account for differences in capitalization requirements.

Computation of the MID

The MID is calculated using a base-weighted aggregate methodology: the level of the MID reflects the total Market Value (as defined below) of all 400 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the stocks of 400 similar companies on the base date of June 28, 1991 (the “Base Date”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks, and on September 16, 2005, S&P completed its transition to the new calculation methodology. S&P chooses companies for inclusion in the MID with the objective of achieving a common stock population of the medium capitalization segment of the U.S. equity market.

S&P may, in its sole discretion, add or delete companies from the MID to achieve its objectives. S&P uses criteria such as the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s stock is widely-held and the Market Value and trading activity of the stock of that company.

On March 21, 2005, S&P began to calculate the MID based on a half float-adjusted formula, and on September 16, 2005, the MID became fully float-adjusted. The adjustment does not impact how S&P chooses stocks for the MID, but does affect how companies are weighted in the MID (i.e., Market Value). Under float-adjustment, the share counts used in calculating the MID reflect only those shares that are available to investors, not all outstanding shares of a company. S&P defines three groups of shareholders whose holdings are subject to float-adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock and convertible stock are not part of the float. In situations where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the MID calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted MID is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The actual total Market Value of the Component Stocks on the Base Date has been set equal to an indexed value of 100. This is often indicated by the notation 6/28/91 = 100. In practice, the daily calculation of the MID is computed by dividing the total Market Value of the Component Stocks by a number called the “Divisor”. By itself, the Divisor is an arbitrary number. However, in the context of the calculation of the MID, it is the only link to the original Base Period level of the MID. The Divisor keeps the MID comparable over time and is the manipulation point for all adjustments to the MID (“MID Maintenance”).

MID Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spin-offs.

To prevent the level of the MID from changing due to corporate actions, all corporate actions which affect the total Market Value of the MID require an adjustment to the Divisor. By adjusting the Divisor for the change in total Market Value, the level of the MID remains constant. This helps maintain the level of the MID as an accurate barometer of stock market performance and ensures that the movement of the MID does not reflect the corporate actions of individual companies in the MID. All adjustments to the Divisor are made after the close of trading and after the calculation of the closing level of the MID. Some corporate actions, such as stock splits and stock dividends, require simple changes in the shares outstanding and the stock prices of the companies in the MID and do not require adjustments to the Divisor.

The table below summarizes the types of MID Maintenance adjustments and indicates whether or not an MID Divisor adjustment is required:

Corporate Action	Adjustment Factor	Divisor Adjustment
Share Issuance (i.e., Change > 5%)	Shares outstanding plus newly issued shares	Yes
Share Repurchase (i.e., Change > 5%)	Shares outstanding minus repurchased shares	Yes
Special Cash Dividends	Share price minus special dividend	Yes
Company Change	Add new company market value minus old company market value	Yes
Stock Split (i.e., 2 for 1)	Shares outstanding multiplied by 2; stock price divided by 2	No
Rights Offering	Price of parent company minus {price of rights divided by rights ratio}	Yes
Spin-offs	Price of parent company minus {price of spin-off company divided by share exchange ratio}	Yes

Stock splits and stock dividends do not affect the Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the MID (the “Pre-Event MID Value”) not be affected by the altered Market Value (whether up or down) of the affected Component Stock, a new Divisor (“New Divisor”) is derived as follows:

Tracking the changes in the number of outstanding shares of each of the companies included in the MID is a large part of the MID Maintenance process. Four times per year, on a Friday close to the end of each calendar quarter, the share totals of the companies in the MID are updated as required by any changes in the number of shares outstanding. After this is done, the Divisor is adjusted to compensate for the net change in the total market value of the MID. In addition, any changes over five percent in the current shares outstanding for the MID companies are reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Divisor.

License Agreement with S&P

We have entered, or are exploring entering, into a non-exclusive license agreement with S&P providing for the license to us, in exchange for a fee, of the right to use the MID, which is owned and published by S&P, in connection with certain securities, including the Notes.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to us is the licensing of certain trademarks, trade names and service marks of S&P and of the MID, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the MID. S&P is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. S&P has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

S&P does not guarantee the accuracy and/or the completeness of the MID or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the MID or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the MID or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between S&P and us.”

All disclosures contained in this pricing supplement regarding the MID, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

Historical Data on the MID

The following table sets forth the month-end closing index levels of the MID for each month in the period from January 1998 through June 2007. The MID’s closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the MID should not be taken as an indication of future performance, and no assurance can be given that the level of the MID will increase relative to its Initial Component Level during the term of the Notes.

The closing index level of the MID on July 16, 2007 was 920.21.

Month End Closing Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	326.70	376.70	431.79	527.90	505.29	416.91	588.06	645.97	781.02	833.02
February	353.39	356.50	461.48	497.26	505.38	406.43	601.51	666.85	773.60	838.10
March	369.00	366.10	499.69	459.92	541.10	409.47	603.56	658.87	792.11	848.47
April	375.39	394.59	481.85	510.31	538.22	438.79	583.29	632.76	802.69	873.66
May	358.15	395.87	475.17	521.59	528.58	474.54	594.70	670.05	765.56	916.30
June	360.08	416.70	481.77	519.12	489.52	480.21	607.69	684.94	764.87	895.51
July	345.76	407.46	488.97	511.05	441.71	496.84	578.90	720.38	742.51	-
August	281.10	393.08	542.90	493.79	443.42	518.77	576.62	711.49	749.96	-
September	307.02	380.59	538.81	432.03	407.38	510.42	593.20	716.33	754.25	-
October	334.05	399.62	520.17	450.77	424.63	548.52	602.20	700.38	785.01	-
November	350.35	420.11	480.38	483.75	448.63	567.00	637.27	733.66	809.20	-
December	392.31	444.67	516.76	508.28	429.79	576.01	663.31	738.05	804.37	-

The following graph illustrates the historical performance of the MID based on the closing level on the last Component Business Day of each month from January 1998 to July 2007.

The Dow Jones STOXX 50® Index (“SX5P”)

The SX5P was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and the SWX Group. Publication of the SX5P began on February 28, 1998, based on an initial STOXX 50® Index value of 1,000 at December 31, 1991. The SX5P is reported daily in the financial pages of many major newspapers, on Bloomberg Page SX5P <Index> <Go> and on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this Pricing Supplement.

Computation of the SX5P

The SX5P is composed of 50 component stocks of market sector leaders in Europe, which includes stocks selected from Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the UK. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5P is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5P are made to ensure that the SX5P includes the 50 market sector leaders from within the SX5P.

The SX5P is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5P value can be expressed as follows:

Each component’s weight is capped at 10% of the SX5P Index’s total free-float market capitalization. Weights are reviewed quarterly. Within each of the SX5P market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5P market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5P components are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5P ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The divisor of the aforementioned formula is adjusted to maintain the continuity of the SX5P value across changes due to corporate actions such as the issuance of dividends, the occurrence of stock splits, stock repurchase by the issuer and other reasons.

License Agreement with SX5P

The Company has entered, or is exploring entering, into a non-exclusive license agreement with STOXX Limited, whereby the Company and its affiliates, in exchange for a fee, will be permitted to use the SX5P in connection with the offer and sale of the Notes.

STOXX Limited and Dow Jones & Company, Inc. (“Dow Jones”) have no relationship to the Company, other than the licensing of the SX5P and the related trademarks for use in connection with the Notes.

STOXX Limited and Dow Jones do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5P or have any obligation to do so.

STOXX Limited and Dow Jones will not have any liability in connection with the Notes. Specifically,

•	STOXX Limited and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5P and the data included in the SX5P;

•	The accuracy or completeness of the SX5P and its data;

•	The merchantability and the fitness for a particular purpose or use of the SX5P and its data;

•	STOXX Limited and Dow Jones will have no liability for any errors, omissions or interruptions in the SX5P or its data;

•
Under no circumstances will STOXX Limited or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or Dow Jones knows that they might occur.

The licensing agreement between the Company and STOXX Limited is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

Historical Data on the SX5P

The following table sets forth the month-end closing index levels of the SX5P for each month in the period from January 1998 through June 2007. The SX5P closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the SX5P should not be taken as an indication of future performance, and no assurance can be given that the level of the SX5P will increase relative to its Initial Component Level during the term of the Notes.

The closing index level of the SX5P on July 16, 2007 was 3,998.93.

Month End Closing Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2,799.84	3,446.25	4,522.42	4,560.03	3,584.17	2,237.74	2,696.28	2,819.19	3,446.17	3,760.90
February	3,001.93	3,456.85	4,879.79	4,105.66	3,552.11	2,165.44	2,748.50	2,892.56	3,469.48	3,665.08
March	3,229.29	3,566.53	5,059.11	4,004.89	3,695.24	2,098.89	2,663.32	2,866.08	3,507.13	3,708.80
April	3,173.02	3,763.67	5,093.19	4,277.26	3,510.00	2,318.54	2,707.69	2,817.41	3,536.20	3,858.21
May	3,322.08	3,607.75	4,941.81	4,245.98	3,357.70	2,315.49	2,669.36	2,934.75	3,359.05	3,933.16
June	3,417.88	3,747.38	4,832.67	4,057.64	3,060.91	2,395.47	2,687.68	3,036.54	3,378.85	3,946.98
July	3,486.95	3,623.91	4,876.18	3,931.42	2,736.98	2,474.07	2,650.24	3,139.50	3,449.15	-
August	3,016.22	3,699.76	5,018.07	3,637.15	2,709.45	2,479.57	2,620.03	3,114.31	3,522.89	-
September	2,709.61	3,629.61	4,780.34	3,339.91	2,314.96	2,386.92	2,668.47	3,261.30	3,551.04	-
October	2,914.87	3,911.52	4,953.48	3,465.74	2,561.29	2,537.84	2,692.06	3,201.79	3,669.15	-
November	3,203.08	4,281.47	4,622.32	3,571.25	2,661.51	2,567.13	2,737.67	3,264.53	3,602.00	-
December	3,320.25	4,742.42	4,557.13	3,706.93	2,407.51	2,660.37	2,774.77	3,349.10	3,697.22	-

The following graph illustrates the historical performance of the SX5P based on the closing level on the last Component Business Day of each month from January 1998 to July 2007.

The S&P 600 SmallCap Index™ (“SML”)

General

Unless otherwise stated, we have derived all information regarding the SML provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard and Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the SML at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the SML.

The SML is maintained by the S&P Index Committee, a team of Standard & Poor’s economists and index analysts. The goal of the Standard & Poor’s Index Committee is to ensure that the index remains an accurate measure of small companies, reflecting the risk and return characteristics of the broader smallcap universe on an on-going basis. The Standard & Poor’s Index Committee also monitors constituent liquidity to enable efficient portfolio trading, while keeping index turnover to a minimum.

The SML does not reflect dividends paid on the stocks underlying it.

Computation of the SML

To be eligible for inclusion in the SML, a stock must meet the following criteria:

(1) U.S. Company: to determine what is a U.S. company, the S&P Index Committee looks at a number of factors including location of the company’s operations, corporate structure, accounting standards and exchange listings;

(2) Market Cap: the market cap range is between $300 million and $1.5 billion, which is reviewed from time to time to ensure consistency with market standards;

(3) Sector representation: the S&P Index Committee strives to maintain a balance for the SML in line with the sector balance of the universe of eligible companies between the market cap ranges of $300 million and $1.5 billion;

(4) Liquidity and price: the annual dollar value traded to market capitalization ratio should be 0.3 or greater;

(5) Financial viability: usually determined by four consecutive quarters of positive as reported earnings;

(6) Public float: at least 50%; and

(7) Operating Company: closed-end funds, holding companies, partnerships, investment vehicles or royalty trusts are not eligible. Real Estate Investment Trusts (REITs) are eligible.

S&P may remove a company from the SML if the company does not meet the inclusion qualifications or if the index becomes unbalanced in its sector representation.

Currently, S&P calculates the SML based on the fully float-adjusted market capitalization of each constituent stock. Under float adjustment, the share counts used in calculating the SML reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

• holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

• holdings by government entities, including all levels of government in the United States or foreign countries; and

• holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the SML calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The daily calculation of the SML is computed by dividing the total market value of the S&P SmallCap 600 Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SML, it is the only link to the original base level of the SML. The index divisor keeps the SML comparable over time and is the manipulation point for all adjustments to the SML (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the SML from changing due to corporate actions, all corporate actions which affect the total market value of the SML require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the SML remains constant. This ensures that the movement of the SML does not reflect the corporate actions of individual companies in the SML. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SML and do not require index divisor adjustments.

License Agreement with S&P

We have entered, or are exploring entering, into a non-exclusive license agreement with S&P providing for the license to us, in exchange for a fee, of the right to use the SML, which is owned and published by S&P, in connection with certain securities, including the Notes.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to us is the licensing of certain trademarks, trade names and service marks of S&P and of the SML, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SML. S&P is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. S&P has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

S&P does not guarantee the accuracy and/or the completeness of the SML or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SML or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SML or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between S&P and us.”

All disclosures contained in this pricing supplement regarding the SML, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

Historical Data on the SML

The following table sets forth the month-end closing index levels of the SML for each month in the period from January 1998 through June 2007. The SML closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the SML should not be taken as an indication of future performance, and no assurance can be given that the level of the SML will increase relative to its Initial Component Level during the term of the Notes.

The closing index level of the SML on July 16, 2007 was 442.12.

Month End Closing Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	177.54	175.06	191.58	228.89	234.10	189.75	278.05	321.11	379.84	408.01
February	193.58	159.14	217.09	214.77	229.91	183.50	283.18	330.07	376.76	405.53
March	200.84	161.07	208.95	204.78	247.92	184.78	286.66	321.26	394.83	411.92
April	201.93	171.62	205.28	220.27	254.83	199.65	276.98	303.08	394.58	420.83
May	191.11	175.65	199.05	224.32	244.10	215.54	281.00	322.90	376.31	439.92
June	191.54	185.52	210.70	232.41	231.33	220.98	296.35	333.10	375.97	432.31
July	176.79	183.80	205.43	228.42	198.55	232.32	279.91	352.90	362.82	-
August	142.59	175.57	223.49	223.04	200.26	243.43	277.22	347.42	368.82	-
September	151.17	176.20	217.29	192.77	187.86	236.10	291.60	350.20	371.78	-
October	158.08	175.67	218.54	202.94	193.74	256.41	296.85	338.98	389.94	-
November	166.84	182.97	195.64	217.61	203.65	265.92	321.99	354.29	400.50	-
December	177.36	197.79	219.59	232.18	196.62	270.42	328.80	350.67	400.02	-

The following graph illustrates the historical performance of the SML based on the closing level on the last Component Business Day of each month from January 1998 to July 2007.

The Nikkei 225™ Stock Index (“NKY”)

The NKY is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. (“Nihon Keizai”) that measures the composite price performance of selected Japanese stocks. Nihon Keizai first calculated and published the NKY in 1970. The Nikkei 225 Stock Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nihon Keizai rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

• Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

• Financials — Banks, Miscellaneous Finance, Securities, Insurance;

• Consumer Goods — Marine Products, Food, Retail, Services;

• Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

• Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

• Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nihon Keizai. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nihon Keizai. Upon deletion of a stock from the Nikkei Underlying Stocks, Nihon Keizai will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nihon Keizai to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nihon Keizai.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nihon Keizai.

License Agreement with Nihon Keizai

We have entered, or are exploring entering, into a non-exclusive license agreement with Nihon Keizai, whereby we and our affiliates, in exchange for a fee, will be permitted to use the NKY in connection with the offer and sale of the Notes.

The copyright relating to the NKY and intellectual property rights as to “Nikkei” (including in combination with other words) and the NKY and any other rights will belong to Nihon Keizai.

Nihon Keizai will be entitled to change the details of the NKY and to suspend the announcement thereof.

All the businesses and implementation relating to the use of the NKY and related intellectual property rights will be conducted exclusively at the risk of us and Nihon Keizei assumes no obligation or responsibility therefor.

The Notes are not sponsored, endorsed, sold or promoted by Nihon Keizai (including its affiliates). Nihon Keizai has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. Nihon Keizai makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NKY to track general stock market performance.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the Notes.

Historical Performance of the NKY

The following table sets forth the month-end closing index levels of the NKY for each month in the period from January 1998 through June 2007. The NKY closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to its Initial Component Level during the term of the Notes.

The closing index level of the NKY on July 16, 2007 was 18,238.95.

Month End Closing Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	16,628.47	14,499.25	19,539.70	13,843.55	9,997.80	8,339.94	10,783.61	11,387.59	16,649.82	17,383.42
February	16,831.67	14,367.54	19,959.52	12,883.54	10,587.83	8,363.04	11,041.92	11,740.60	16,205.43	17,604.12
March	16,527.17	15,836.59	20,337.32	12,999.70	11,024.94	7,972.71	11,715.39	11,668.95	17,059.66	17,287.65
April	15,641.26	16,701.53	17,973.70	13,934.32	11,492.54	7,831.42	11,761.79	11,008.90	16,906.23	17,400.41
May	15,670.78	16,111.65	16,332.45	13,262.14	11,763.70	8,424.51	11,236.37	11,276.59	15,467.33	17,875.75
June	15,830.27	17,529.74	17,411.05	12,969.05	10,621.84	9,083.11	11,858.87	11,584.01	15,505.18	18,138.36
July	16,378.97	17,861.86	15,727.49	11,860.77	9,877.94	9,563.21	11,325.78	11,899.60	15,456.81	-
August	14,107.89	17,436.56	16,861.26	10,713.51	9,619.30	10,343.55	11,081.79	12,413.60	16,140.76	-
September	13,406.39	17,605.46	15,747.26	9,774.68	9,383.29	10,219.05	10,823.57	13,574.30	16,127.58	-
October	13,564.51	17,942.08	14,539.60	10,366.34	8,640.48	10,559.59	10,771.42	13,606.50	16,399.39	-
November	14,883.70	18,558.23	14,648.51	10,697.44	9,215.56	10,100.57	10,899.25	14,872.15	16,274.33	-
December	13,842.17	18,934.34	13,785.69	10,542.62	8,578.95	10,676.64	11,488.76	16,111.43	17,225.83	-

The following graph illustrates the historical performance of the NKY based on the closing level on the last Component Business Day of each month from January 1998 to July 2007.

The Dow Jones AIG Commodity IndexSM (“DJAIG”)

General

Unless otherwise stated, we have derived all information regarding the DJAIG provided in this pricing supplement, including its composition, method of calculation and changes in components, from Dow Jones and AIG Financial Products, Inc. (“AIG-FP”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. Dow Jones and AIG-FP are under no obligation to continue to publish, and may discontinue or suspend the publication of, the DJAIG at any time. Additionally, Dow Jones and AIG-FP can add, delete or substitute the components underlying the DJAIG or make other methodological changes that could change the level of the DJAIG. Dow Jones and AIG-FP have no obligation to consider the interests of the holders of the Notes in calculating or revising the DJAIG. We do not assume any responsibility for the accuracy or completeness of any information relating to the DJAIG.

The DJAIG was introduced in July 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The DJAIG currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the DJAIG for 2007 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-AIG Commodity Index Advisory Committee and Supervisory Committee

Prior to February 2007, the Dow Jones-AIG Commodity Index Oversight Committee (the “Oversight Committee”) assisted Dow Jones and AIG-FP in connection with the operation of the DJAIG. The Oversight Committee included prominent members of the financial, academic and legal communities and met annually to consider changes to be made to the DJAIG for the coming year.

In February 2007, Dow Jones and AIG-FP announced modifications to the rules regarding the Oversight Committee. A new two tier structure composed of an Advisory Committee and a Supervisory Committee was adopted to replace the previous single Oversight Committee. The purpose of this two tiered structure is to expand the breadth of input into the decision-making process, while also providing a mechanism for a more rapid reaction in the event of any market disruptions or extraordinary changes in market conditions.

The Supervisory Committee is currently composed of three individuals, one each from Dow Jones Indexes (a division of Dow Jones), AIG-FP and Banque AIG (a subsidiary of AIG-FP). The Advisory Committee currently consists of nine leading figures from the financial and academic communities. The Supervisory Committee will make all final decisions relating to the Index, given any advice and recommendations of the Advisory Committee.

As described in more detail below, the DJAIG is re-weighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJAIG are determined each year in June or July by AIG-FP, announced in July and implemented the following January. The most recent composition of the DJAIG was approved by the Oversight Committee at a meeting held in July 2006. The next DJAIG re-weightings and rebalancing will be implemented in January 2008, upon approval of the Supervisory Committee.

Four Main Principles Guiding the Creation of the Dow Jones-AIG DJAIG

The DJAIG was created using the following four main principles:

• Economic significance. The DJAIG is intended to represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the DJAIG uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The DJAIG primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJAIG also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (such as gold) relative to non-storable commodities (such as live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Put another way, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The DJAIG thus relies on data that is both an inherent aspect of the futures market (liquidity) and external to the futures market (production) in determining relative weightings.

• Diversification. A second major goal of the DJAIG is to provide diversified exposure to commodities as an asset class. As described further below, diversification rules have been established and are applied annually.

• Continuity. The third goal of the DJAIG is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the index from year to year. The DJAIG is intended to provide a stable benchmark.

• Liquidity. Another goal of the DJAIG is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the DJAIG can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance.

Daily Calculations

The DJAIG is calculated daily by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the DJAIG (based on their relative weightings) to the previous day’s DJAIG value. Since the futures contracts included in the DJAIG are for physical commodities, they must be rolled periodically according to a fixed schedule in order to maintain exposure to the underlying commodities without taking delivery. The rollover for each contract occurs over a period of five business days during such applicable period.

Annual Reweightings and Rebalancings of the Index

The DJAIG is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJAIG are determined each year in June by AIG-FP, under the supervision of the Advisory and Supervisory Committees, announced in July and implemented the following January. The composition of the Index for 2007 was approved by the Oversight Committee at a meeting held in July 2006.

Determination of Relative Weightings

The relative weightings of the component commodities included in the DJAIG are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the DJAIG, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic U.S. dollar value of the futures contract selected as the reference contract for that commodity (the “Designated Contract”), and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the DJAIG. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities that were designated for potential inclusion in the DJAIG. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the DJAIG Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities that will be included in the DJAIG (the “Index Commodities”) and their respective percentage weights, as described below.

DJAIG Multipliers

Subject to the Diversification Rules discussed below, CIPs are incorporated into the DJAIG by calculating the new unit weights for each Index Commodity. On the fourth business day of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the DJAIG, are used to determine a “DJAIG Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Diversification Rules

The DJAIG is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the index relies on several diversification rules, which are applied annually when the DJAIG is re-weighted and rebalanced on a price-percentage basis. The following diversification rules are applied to the annual re-weighting and rebalancing of the DJAIG as of January of the applicable year:

• No related group of commodities (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the index.

• No single commodity may constitute more than 15% of the index.

• No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

• No single commodity that is in the index may constitute less than 2% of the index.

Following the annual re-weighting and rebalancing of the DJAIG in January, the percentage of any single commodity or group of commodities will fluctuate and may exceed or be less than the percentages set forth above.

Commodities Available for Inclusion in the DJAIG

Commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration and which are the subject of a qualifying related futures contract. The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The DJAIG Is a Rolling Index

The DJAIG is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position.

License Agreement with Dow Jones & Company Inc. and AIG Financial Products Corp.

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with Dow Jones & Company Inc. and AIG Financial Products Corp., whereby The Bear Stearns Companies Inc. and its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the DJAIG, which is owned and published by Dow Jones & Company Inc. and AIG Financial Products Corp., in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the Dow Jones & Company Inc. and AIG Financial Products Corp. (including their affiliates). Dow Jones & Company Inc. and AIG Financial Products Corp. have not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. Dow Jones & Company Inc. and AIG Financial Products Corp. make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the DJAIG to track general stock market performance. Dow Jones & Company Inc. and AIG Financial Products Corp. have no relationship to The Bear Stearns Companies, Inc. other than the licensing of the DJAIG and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by Dow Jones & Company Inc. and AIG Financial Products Corp. without regard to The Bear Stearns Companies, Inc. or the Notes. Dow Jones & Company Inc. and AIG Financial Products Corp. have no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the Notes into consideration in determining, composing or calculating the DJAIG. Dow Jones & Company Inc. and AIG Financial Products Corp. are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones & Company Inc. and AIG Financial Products Corp. have no liability in connection with the administration, marketing or trading of the Notes.

Dow Jones & Company Inc. and AIG Financial Products Corp. are under no obligation to continue the calculation and dissemination of the DJAIG and the method by which the DJAIG is calculated and the name “Dow Jones AIG Commodity Index” may be changed at the discretion of Dow Jones & Company Inc. and AIG Financial Products Corp. No inference should be drawn from the information contained in this pricing supplement that Dow Jones & Company Inc. and AIG Financial Products Corp. make any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the DJAIG to track general stock market performance. Dow Jones & Company Inc. and AIG Financial Products Corp. have no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the DJAIG. Dow Jones & Company Inc. and AIG Financial Products Corp. are not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Dow Jones & Company Inc. and AIG Financial Products Corp. have no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the DJAIG in connection with the Notes have been consented to by Dow Jones & Company Inc. and AIG Financial Products Corp.

Dow Jones & Company Inc. and AIG Financial Products Corp. disclaim all responsibility for any inaccuracies in the data on which the DJAIG is based, or any mistakes or errors or omissions in the calculation or dissemination of the DJAIG.

Historical Performance of the DJAIG

The following table sets forth the month-end closing index levels of the DJAIG for each month in the period from January 1998 through June 2007. The DJAIG closing index levels listed below were obtained from Bloomberg Financial Service, without independent verification by us. The historical values of the DJAIG should not be taken as an indication of future performance, and no assurance can be given that the level of the DJAIG will increase relative to its the Initial Component Level during the term of the Notes.

The closing index level of the DJAIG on July 16, 2007 was 171.10.

Month End Closing Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	111.93	77.19	96.82	111.37	88.31	118.64	137.62	146.82	173.67	166.09
February	106.69	74.24	98.06	110.48	90.48	122.53	146.45	156.89	162.23	171.01
March	106.52	81.02	98.52	105.37	99.59	113.17	150.84	162.09	165.19	171.96
April	104.68	84.00	96.88	108.71	99.43	112.36	148.05	152.29	175.77	173.22
May	99.12	78.56	103.12	106.09	97.76	118.82	150.44	150.73	176.68	172.72
June	96.56	82.60	104.76	101.57	99.52	115.79	144.03	152.89	173.24	169.67
July	90.35	83.73	99.00	102.57	98.83	116.40	146.41	159.33	178.03	-
August	84.27	88.21	108.17	102.23	102.58	120.90	143.56	170.82	170.88	-
September	90.45	92.44	106.98	95.11	106.29	120.90	153.18	178.25	159.96	-
October	87.46	88.42	103.82	90.41	105.05	126.57	155.55	166.52	166.82	-
November	80.85	90.09	111.59	90.96	105.25	126.09	153.41	166.40	175.21	-
December	77.80	92.27	114.61	89.03	110.28	135.27	145.60	171.15	166.51	-

The following graph illustrates the historical performance of the DJAIG based on the closing level on the last Component Business Day of each month from January 1998 to July 2007.

iShares Dow Jones U.S. Real Estate Index Fund (“IYR”)

According to publicly available information, the iShares Dow Jones U.S. Real Estate Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares Trust, a registered investment company. The stated objective of iShares Dow Jones U.S. Real Estate Index Fund is to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.

The Barclays Global Fund Advisors, the Index Fund’s investment adviser uses a representative sampling strategy to try to track the performance of the Dow Jones U.S. Real Estate Index whereby iShares Dow Jones U.S. Real Estate Index Fund invests in a representative sample of securities in the Dow Jones U.S. Real Estate Index, which have a similar investment profile as the Dow Jones U.S. Real Estate Index. Securities selected by Barclays Global Fund Advisors have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Dow Jones U.S. Real Estate Index. As Barclays Global Fund Advisors uses the representative sampling strategy, iShares Dow Jones U.S. Real Estate Index Fund generally will not hold all of the securities that are including in the Dow Jones U.S. Real Estate Index. iShares Dow Jones U.S. Real Estate Index Fund will invest at least 80% of its assets in the securities of the Dow Jones U.S. Real Estate Index and American Depositary Receipts based on securities of the Dow Jones U.S. Real Estate Index. The iShares Dow Jones U.S. Real Estate Index Fund may invest its other assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Dow Jones U.S. Real Estate Index, as well as cash and cash equivalents, including shares of money market funds affiliated with Barclays Global Fund Advisors.

As iShares Dow Jones U.S. Real Estate Index Fund is an actual investment portfolio, and the Dow Jones U.S. Real Estate Index is a theoretical financial calculation, Barclays Global Fund Advisors expects that, over time, the correlation between iShares Dow Jones U.S. Real Estate Index Fund’s performance and that of the Dow Jones U.S. Real Estate Index, before fees and expenses, will be less than 100% but will be 95% or better. The performance of iShares Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index may vary due to transaction costs, foreign currency valuations, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.

The iShares Dow Jones U.S. Real Estate Index Fund will not concentrate its investments (i.e. hold 25% or more of its total assets) in the stocks of a particular industry or group of industries, except that iShares Dow Jones U.S. Real Estate Index Fund will concentrate its investments to approximately the same extent that the Dow Jones U.S. Real Estate Index is so concentrated.

The shares of iShares Dow Jones U.S. Real Estate Index Fund are traded on the New York Stock Exchange under the symbol “IYR”. The shares of iShares Dow Jones U.S. Real Estate Index Fund are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and Investment Company Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the U.S. Securities and Exchange Commission (“SEC”) by iShares Trust can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Information provided to or filed with the SEC by iShares Trust pursuant to the Exchange Act and Investment Company Act can be located through the SEC’s website at http://www.sec.gov.

In addition, information regarding the iShares Dow Jones U.S. Real Estate Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at http://www.ishares.com. Information on the iShares® website is not incorporated by reference into this pricing supplement. We make no representation or warrant as to the accuracy or completeness of this information.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The copyright and all rights to the iShares Dow Jones U.S. Real Estate Index Fund belong to BGI and iShares Trust. The Notes are not sponsored, endorsed, sold or promoted by BGI, iShares Trust or Barclays Global Fund Advisors. Neither BGI, nor iShares Trust nor Barclays Global Fund Advisors makes any representations or warranties to the holders of the Notes or any member of the public regarding the advisability of investing the Notes. iShares Trust has no obligation to continue to list iShares Dow Jones U.S. Real Estate Index Fund and may de-list iShares Dow Jones U.S. Real Estate Index Fund.

Neither we nor any of our affiliates makes any representation to you as to the performance of the iShares Dow Jones U.S. Real Estate Index Fund.

Historical Performance of the IYR

The following table sets forth the monthly prices of the IYR for each month in the period from June 2000 through June 2007. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical prices of the IYR should not be taken as an indication of future performance and no assurance can be given that the price of the IYR will increase relative to its Initial Component Level during the term of the Notes.

The closing price of the IYR on July 16, 2007 was 79.24.

Month-End Closing Price of the Component - June 2000-June 2007

	2000	2001	2002	2003	2004	2005	2006	2007
January	-	38.15	39.95	37.23	51.66	56.35	68.83	91.40
February	-	37.63	40.74	37.95	52.59	58.23	70.05	88.13
March	-	37.47	42.60	38.33	54.73	56.10	73.50	85.24
April	-	38.68	42.73	39.71	46.55	59.26	71.10	85.49
May	-	39.57	43.55	42.18	49.72	61.48	68.75	85.62
June	35.38	41.17	43.60	42.30	50.52	63.60	71.25	77.42
July	37.30	40.46	41.55	44.63	50.65	67.80	73.85	-
August	36.73	41.55	41.70	45.00	54.83	64.89	76.05	-
September	37.88	39.63	39.08	45.71	53.98	64.27	77.15	-
October	35.28	37.21	37.50	46.50	56.76	62.30	82.15	-
November	36.00	39.65	39.31	48.52	59.17	65.25	85.95	-
December	37.98	39.90	38.65	49.64	61.60	64.15	83.35	-

The following graph illustrates the historical performance of the IYR based on the closing price on the last Component Business Day of each month from June 2000 to July 2007.

iShares MSCI Emerging Markets Index Fund (“EEM”)

According to publicly available information, the iShares MSCI Emerging Markets Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. The stated objective of iShares MSCI Emerging Markets Index Fund is to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.

The Barclays Global Fund Advisors, the Index Fund’s investment advisor uses a representative sampling strategy to try to track the performance of the MSCI Emerging Markets Index whereby iShares MSCI Emerging Markets Index Fund invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected by Barclays Global Fund Advisors have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. As Barclays Global Fund Advisors uses the representative sampling strategy, iShares MSCI Emerging Markets Index Fund generally will not hold all of the securities that are including in the MSCI Emerging Markets Index. iShares MSCI Emerging Markets Index Fund will invest at least 80% of its assets in the securities of the MSCI Emerging Markets Index and American Depositary Receipts based on securities of the MSCI Emerging Markets Index. The iShares MSCI Emerging Markets Index Fund may invest its other assets in futures contracts, options on futures contracts, other types of options, and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with Barclays Global Fund Advisors.

As iShares MSCI Emerging Markets Index Fund is an actual investment portfolio, and the MSCI Emerging Markets Index is a theoretical financial calculation, Barclays Global Fund Advisors expects that, over time, the correlation between iShares MSCI Emerging Markets Index Fund’s performance and that of the MSCI Emerging Markets Index, before fees and expenses, will be less than 100% but will be 95% or better. The performance of iShares MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index may vary due to transaction costs, foreign currency valuations, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.

The iShares MSCI Emerging Markets Index Fund will not concentrate its investments (i.e. hold 25% or more of its total assets) in the stocks of a particular industry or group of industries, except that iShares MSCI Emerging Markets Index Fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index is so concentrated.

The shares of iShares MSCI Emerging Markets Index Fund are traded on the New York Stock Exchange under the symbol “EWT”. The shares of iShares MSCI Emerging Markets Index Fund are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and Investment Company Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the U.S. Securities and Exchange Commission (“SEC”) by iShares, Inc. can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Information provided to or filed with the SEC by iShares, Inc. pursuant to the Exchange Act and Investment Company Act can be located by reference to SEC file number RRS and RRI, respectively, through the SEC’s website at http://www.sec.gov.

In addition, information regarding the iShares MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at http://www.ishares.com. Information on the iShares® website is not incorporated by reference into this pricing supplement. We make no representation or warrant as to the accuracy or completeness of this information.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The copyright and all rights to the iShares® Emerging Markets Index Fund belong to BGI and iShares, Inc. The Notes are not sponsored, endorsed, sold or promoted by BGI, iShares, Inc. or Barclays Global Fund Advisors. Neither BGI, nor iShares, Inc. nor Barclays Global Fund Advisors makes any representations or warranties to the holders of the Notes or any member of the public regarding the advisability of investing the Notes. iShares, Inc. has no obligation to continue to list iShares MSCI Emerging Markets Index Fund and may de-list iShares MSCI Emerging Markets Index Fund.

Neither we nor any of our affiliates makes any representation to you as to the performance of the iShares MSCI Emerging Markets Index Fund.

Historical Performance of the EEM

The following table sets forth the monthly prices of the EEM for each month in the period from April 2003 through June 2007. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the EEM should not be taken as an indication of future performance and no assurance can be given that the level of the EEM will increase relative to its Initial Component Level during the term of the Notes.

The closing price of the EEM on July 16, 2007 was 141.32.

Month-End Closing Price of the Component - April 2003-June 2007

	2003	2004	2005	2006	2007
January	-	55.97	66.93	100.78	114.30
February	-	58.18	73.41	96.90	109.75
March	-	58.50	67.60	99.00	116.50
April	35.15	52.77	66.76	105.45	120.84
May	38.36	53.38	68.87	93.70	126.80
June	39.97	53.88	71.60	93.90	131.65
July	42.23	51.92	77.10	96.10	-
August	45.61	53.75	78.12	97.62	-
September	45.31	57.50	84.88	96.77	-
October	49.47	59.14	79.50	103.60	-
November	50.40	65.02	84.10	109.80	-
December	54.64	67.28	88.25	114.17	-

The following graph illustrates the historical performance of the EEM based on the closing price on the last Component Business Day of each month from April 2003 to July 2007.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is:

• an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

• a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

• an estate whose income is subject to U.S. federal income taxation regardless of its source; or

• a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• a nonresident alien individual,

• a foreign corporation,

• an estate whose income is not subject to U.S. federal income tax on a net income basis, or

• a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding calendar year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark to market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Prospective purchasers of Notes should consult their tax advisors as to the federal, state, local, and other tax consequences to them of the purchase, ownership and disposition of Notes.

Federal Income Tax Treatment of U.S. Holders

Accruals of Original Issue Discount on the Notes

For U.S. federal income tax purposes, we intend to treat the Notes as “contingent payment debt instruments” (“CPDIs”) subject to taxation under the “noncontingent bond method.” Under the noncontingent bond method, U.S. Holders of the Notes will accrue OID over the term of the Notes based on the Notes’ “comparable yield.” As a result, U.S. Holders will be required to include OID over the term of the Notes even though no cash payments will be made with respect to the Notes until maturity.

In general, the comparable yield of a CPDI is equal to the yield at which its issuer would issue a fixed-rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. If a hedge of the CPDI is available that, if integrated with the CPDI, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield will be equal to the yield on the synthetic debt instrument. Alternatively, if such a hedge is not available, but fixed-rate debt instruments of the issuer trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Under the noncontingent bond method, the issuer’s reasonable determination of a comparable yield is respected and binding on holders of the CPDI.

Based on these factors, we estimate that the comparable yield of the Notes will be an annual rate of approximately 5.54%, compounded annually. U.S. Holders may obtain the actual comparable yield by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. U.S. Holders will accrue OID in respect of the Notes at a rate equal to the comparable yield. The amount of OID allocable to each annual accrual period will be the product of the “adjusted issue price” of the Notes at the beginning of each such annual accrual period and the comparable yield. The “adjusted issue price” of the Notes at the beginning of an accrual period will equal the issue price of the Notes, increased by the OID accrued in all prior periods. The issue price of the Notes will be the first price at which a substantial amount of the Notes are sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). U.S. Holders may obtain the issue price of the Notes by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. (The accrual of OID by U.S. Holders that purchase their Notes at a price other than the issue price of the Notes will be subject to an adjustment described below.) The amount of OID includible in income of each U.S. Holder for each taxable year will equal the sum of the “daily portions” of the total OID on the Notes allocable to each day during the taxable year in which a U.S. Holder held the Notes, regardless of the U.S. Holder’s method of accounting. The daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. Under the noncontingent bond method, the comparable yield of a CPDI is used to construct a projected payment schedule that reflects an estimate of the Cash Settlement Value upon the maturity of the Notes and which is adjusted to produce the comparable yield. U.S. Holders may obtain the projected payment schedule by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635.

Under the noncontingent bond method, the projected payment schedule is not revised to account for changes in circumstances that occur while the Notes are outstanding.

The comparable yield and the projected payment amount for the Notes are used to determine accruals of OID for tax purposes only, and are not assurances by us or any of our affiliates with respect to the actual yield or payments on the Notes and do not represent expectations by any such person regarding a Note’s yield or the index price return amount.

A U.S. Holder will generally be bound by our determination of the comparable yield and projected payment schedule for the Notes, unless the U.S. Holder determines its own projected payment schedule and comparable yield, explicitly discloses such schedule to the Internal Revenue Service (the “IRS”), and explains to the IRS the reason for preparing its own schedule. We believe that the projected payment schedule and comparable yield that we provide for the Notes will be reasonable and therefore will be respected by the IRS. Our determination, however, is not binding on the IRS, and the IRS could conclude that some other comparable yield or projected payment schedule should be used for the Notes.

A U.S. Holder that purchases a Note for an amount other than the issue price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. Holder’s basis in the Note. Reports to US Holders may not include these adjustments. U.S. Holders that purchase Notes at other than the issue price should consult their tax advisors regarding these adjustments.

Sale, Exchange, Retirement, or Other Disposition of the Notes

If the payment of the Cash Settlement Value on the Maturity Date exceeds the projected maturity amount in the projected payment schedule, a U.S. Holder will be required to include such excess in income as ordinary interest on the Maturity Date. Alternatively, if the Cash Settlement Value payment is less than the projected maturity amount, the shortfall will be treated as an offset to any OID otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the Maturity Date occurs, and any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss that will not be subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code.

A U.S. Holder will generally recognize gain or loss on the sale, exchange, or other disposition of a Note to the extent that the amount realized is more or less than its purchase price, increased by the OID previously accrued by the U.S. Holder on the Note. In general, any gain realized by a U.S. Holder on the sale, exchange or other disposition of a Note will be treated as ordinary interest income, and any loss realized will be treated as an ordinary loss to the extent of the OID previously accrued by the U.S. Holder on the Note, and the loss will not be subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any loss in excess of the accrued OID will be treated as a capital loss. The deductibility of capital losses by U.S. Holders is subject to limitations.

Federal Income Tax Treatment of Non-U.S. Holders

Payments on the Notes to Non-U.S. Holders will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

• the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

• the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

• the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business,

• the stocks included in the Components are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code, and

• the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

We expect that the stocks included in the Components will be treated as actively traded within the meaning of section 871(h)(4)(C)(v). If any of the above conditions are not satisfied, payments on the Notes will be subject to a withholding tax equal to 30% of any income with respect to a Note for which amounts were not previously withheld, unless an income tax treaty reduces or eliminates the tax or the income with respect to the Note is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to all income with respect to the Note at regular rates applicable to U.S. taxpayers, unless an income tax treaty reduces or eliminates the tax, and Non-U.S. Holders that are treated as corporations for federal income tax purposes may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax.

Federal Estate Tax Treatment of Non-U.S. Holders

A Note held by an individual who at death is a Non-U.S. Holder will not be includible in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes if payments on the Notes to the Non-U.S. Holder would not have been subject to U.S. federal income or withholding tax at the time of death under the tests described above.

Information Reporting and Backup Withholding

Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a U.S. Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a U.S. Holder if (a) the U.S. Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the U.S. Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

Backup withholding and nonresident alien withholding will not be required with respect to interest paid to Non- U.S. Holders, so long as we have received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, W-8ECI, W-8EXP or Form W-8IMY with all of the attachments required by the IRS. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless we receive one of the tax forms described above.

Backup withholding is not an additional tax and may be refunded (or credited against your U.S. federal income tax liability, if any). The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, certain of our affiliates, and/or Fifth Third is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns, Bear, Stearns Securities Corp., and Fifth Third is considered a "disqualified person" under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we, Bear Stearns, nor Fifth Third can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, any of our affiliates, nor Fifth Third directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, certain of our affiliates, and/or Fifth Third should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks included in the Component, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Component, individual futures contracts on the Component and on stocks included in the Component, futures contracts on the Component and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the levels of the Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the level of the Component, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN of Distribution

Subject to the terms and conditions set forth in the Distribution Agreement dated as of April 20, 2007, as amended, we have agreed to sell to Fifth Third, as principal, and Fifth Third has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Fifth Third Securities, Inc.	$[●]
Total	$[●]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining principal amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Fifth Third at a discount of [●]% of the price at which the Notes are offered to the public. Fifth Third may reallow a discount to other agents not in excess of [●]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 13-day option from the date of the final pricing supplement, to purchase from us up to an additional $[●] at the public offering price, less the Agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Fifth Third has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement or the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$[●]

Medium-Term Notes, Series B

5-Year Note

Linked to a Portfolio of
Indices and Index Funds
Due August [●], 2012

PRICING SUPPLEMENT

Fifth Third Securities, Inc.

August [●], 2007

_____________________________
TABLE OF CONTENTS
Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-7
Risk Factors	PS-12
Description of the Notes	PS-21
Description of the Portfolio	PS-34
Certain U.S. Federal Income Tax Considerations	PS-63
Certain ERISA Considerations	PS-66
Use of Proceeds and Hedging	PS-68
Supplemental Plan of Distribution	PS-68
Legal Matters	PS-69
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of the Notes	S-8
Certain U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depositary Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49